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June 28, 2011

1500 DeKoven Avenue
Racine, Wisconsin 53403-2552

Notice of Annual Meeting of Shareholders

Date:	Thursday, July 21, 2011
Time:	9:00 a.m.
Place:	The Pfister Hotel 424 East Wisconsin Avenue Milwaukee, Wisconsin 53202
Record Date:	June 3, 2011

Matters to vote on:

1.	Election of the Company-nominated slate of three directors for terms expiring in 2014;

2.	Ratification of the appointment of Mary Petrovich to the Board of Directors;

3.	Ratification of the appointment of Dr. Suresh Garimella to the Board of Directors;

4.	Ratification of the appointment of the Company's independent registered public accounting firm;

5.	Amendment and Restatement of 2008 Incentive Compensation Plan;

6.	Advisory vote on the Company’s executive compensation;

7.	Advisory vote on the frequency of shareholder advisory votes on the Company’s executive compensation; and

8.	Consideration of any other matters properly brought before the shareholders at the meeting.

By order of the Board of Directors,

Margaret C. Kelsey
Vice President – Corporate Development, General Counsel and Secretary

June 28, 2011

Your vote at the annual meeting is important to us. Please vote your shares of common stock by calling a toll-free telephone number, logging onto the Internet or by completing the enclosed proxy card and returning it in the enclosed envelope. This proxy statement is solicited on behalf of the Board of Directors for use at the 2011 Annual Meeting of Shareholders. This proxy statement and accompanying proxy card are first being sent to shareholders on or about June 28, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on July 21, 2011 – the Notice and Proxy Statement and 2011 Annual Report on Form 10-K are available at www.proxyvote.com and www.modine.com.

ITEM 1 - ELECTION OF DIRECTORS

The Board of Directors nominated three current members of the board, David Anderson, Larry Moore and Marsha Williams, to stand for election at the 2011 Annual Meeting of Shareholders. If elected, each director would serve until the 2014 Annual Meeting of Shareholders and the election of his/her successor. The persons appointed as proxies will vote FOR the election of these nominees, unless instructions to the contrary are given to them. The nominees have indicated that they are able and willing to serve as directors. While it is not anticipated that any of the nominees will be unable to take office, if that happens, the proxies will vote FOR the substitute nominee(s) designated by the Board of Directors.

The Company's Bylaws provide that each director shall retire at the close of the term in which he or she attains the age of 70 years, except that the provision shall not apply to any director who has been exempted from the provision by a resolution passed by a two-third's vote of the Board of Directors. Dr. Frank Incropera and Vincent Martin, both of whom are current members of the board, are 72 at the end of their current terms and neither will stand for re-election at the 2011 Annual Meeting.

The Company’s Amended and Restated Articles of Incorporation provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, serving staggered three-year terms. The Board of Directors currently consists of 12 members with three classes of five, four and three directors each. The Board of Directors is seeking ratification of the appointment of two new directors (in Items 2 and 3 below) to join the board immediately after the 2011 Annual Meeting. Assuming the shareholders ratify these appointments, after the 2011 Annual Meeting, the board will continue to consist of 12 members with three classes of five, four and three each.

In accordance with the Company’s Bylaws, a director shall hold office until the end of such director’s term and until the director’s successor shall have been elected; there is a decrease in the number of directors or until his or her death, resignation or removal. Vacancies may be filled by the shareholders or the remaining directors. See Selection of Nominees to the Board of Directors below.

Qualifications of Modine’s Board of Directors

Qualifications of Modine’s Board of Directors as a Governing Entity

Modine's board consists of proven business and technology leaders from various industries, disciplines and end markets, who know Modine, its products and its businesses well. For a majority of the members of the board, that knowledge has been gained or enhanced from years of service as Modine board members. For individuals who joined the board more recently, that knowledge was gained in employment with industry leaders in markets important to the Company - commercial vehicle original equipment manufacturers ("OEMs"), off-highway OEMs and developers and manufacturers of commercial HVAC products. The board benefits from the interplay among a technologist at an internationally recognized university; current and former Chief Financial Officers of large, complex public companies; former managers of international public companies; Modine's Chief Executive Officer; and former managers of OEMs in the Company's markets, as well as the experience brought by those who serve on other public company boards. Modine's board consists of dedicated individuals with high integrity and discipline and who have a strong desire to use their skills to govern Modine in a responsible manner.

Individual Qualifications of the Members of Modine’s Board of Directors

The Board of Directors’ Corporate Governance and Nominating Committee (the “Nominating Committee”), a committee consisting of all of the independent directors of the Company, has determined that the board needs certain specialized expertise as well as broad leadership experience to direct the Company to achieve its strategic goals. The Nominating Committee considers the following qualities and experiences to be necessary for the proper functioning of a board of a responsible, global, technology-driven company:

•	Business operations leadership;
•	Relevant industry experience;
•	Global business experience;
•	Financial expertise;
•	Technological expertise;
•	Corporate governance expertise; and
•	Financial markets experience.

A description of the qualities provided by each board member, including the individuals the ratification of whose service on the board is sought, is included below with the description of the individual’s experience and public company directorships.

Board Skills Matrix

The chart below summarizes the specific qualifications, attributes, and skills for each director. An “X” in the chart below indicates that the item is a specific reason that the director has been nominated to serve on the board. The lack of an “X” does not mean that the director does not possess that qualification or skill. Rather, an “X” indicates a specific area of focus or expertise of a director on which the board currently relies.

Required Expertise
Board of Directors	Business Operations Leadership	Relevant Industry Experience	Global Business Experience	Financial Expertise	Technological Expertise	Corporate Governance Expertise	Financial Markets Experience

Mr. Burke	X	X	X		X	X
Mr. Anderson	X	X	X			X
Mr. Cooley			X	X		X	X
Mr. Jones	X	X			X	X
Mr. Kuester	X					X	X
Mr. Moore	X	X	X
Mr. Neale	X		X			X
Mr. Patterson	X	X	X			X
Ms. Williams			X	X		X	X
Mr. Yonker	X					X
Dr. Garimella					X
Ms. Petrovich	X	X	X			X

2011 Nominees for Director

The Nominating Committee nominated the following candidates for election as directors. All of the nominees are considered independent under the New York Stock Exchange (“NYSE”) corporate governance rules.

The Board of Directors recommends a vote FOR David Anderson, Larry Moore and Marsha Williams.

Vote Required for Approval

Directors in an uncontested election are elected by a majority of the votes cast by holders of shares of the Company’s common stock entitled to vote in the election at a shareholder meeting at which a quorum is present. Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Name	Principal Occupation, Directorships and Qualifications

Nominees to be Elected for Terms Expiring in 2014:

David J. Anderson Age 63 Director since May 2010	Current Position: Experience:
Retired.

Mr. Anderson retired as President and Chief Executive Officer of Sauer-Danfoss Inc., a worldwide leader in the design, manufacture and sale of engineered hydraulic, electric and electronic systems and components. Mr. Anderson served in this capacity and as a director of Sauer-Danfoss from 2002 until his retirement in 2009. Prior to this, he served in various senior leadership positions in strategic planning, business development and sales and marketing.

	Public Company Directorships:	MTS Systems Corporation; Schnitzer Steel Industries, Inc.; and Sauer-Danfoss Inc. (July 2002 - June 2009; Executive Director and Co-Vice Chairman (June 2008 – June 2009))

Specific Attributes and Skills for Mr. Anderson:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership
Mr. Anderson gained his business operations leadership experience as President and CEO of Sauer-Danfoss Inc. where he gained significant experience and understanding of successfully leading and growing a global, high-technology, industrial company.

Relevant Industry Experience
Sauer-Danfoss, a company at which Mr. Anderson spent 25 years of his career, develops, manufactures and markets advanced systems for the distribution and control of power in mobile equipment. Over the course of his career with Sauer-Danfoss, Mr. Anderson became thoroughly familiar with the market for products to industrial OEMs.

Global Business Experience	Mr. Anderson has significant global experience having led the post-merger integration of Sauer-Sandstrand and Danfoss Fluid Power into its end state of 26 manufacturing sites in 11 countries.

Corporate Governance	Mr. Anderson currently serves on the Board of Directors of two international public companies, and formerly served on the board of Sauer-Danfoss.

Larry O. Moore Age 61 Director since May 2010	Current Position: Experience:
Retired.

Mr. Moore retired as Senior Vice President, Module Centers & Operations of Pratt & Whitney, a division of United Technologies Corporation and a manufacturer of aircraft engines. Mr. Moore served in this capacity from 2002 until his retirement in 2009. Prior to joining Pratt & Whitney, Mr. Moore served in various management positions with Cummins, Inc. and Ford Motor Company.

Specific Attributes and Skills for Mr. Moore:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership
Mr. Moore gained his business operations leadership experience, including experience in low cost country sourcing and operational excellence, at United Technologies Corporation where he served as Senior Vice President, Module Centers & Operations for Pratt Whitney, and at Cummins, Inc. where he served in various operations management positions.

Relevant Industry Experience
Mr. Moore has a deep understanding of the diesel engine markets for off-highway and commercial truck markets gained over his 23 year career in various positions with Volkswagen of America, Inc., General Motors Corporation, Ford Motor Company as well as Cummins and Pratt & Whitney.

Global Business Experience	Mr. Moore has extensive experience working with global industrial companies.

Marsha C. Williams Age 60 Director since 1999	Current Position: Experience:
Retired.

Ms. Williams recently retired as Senior Vice President and Chief Financial Officer of Orbitz Worldwide, Inc., an online travel company. Ms. Williams served in this capacity from July 2007 until her retirement in December 2010. Prior to joining Orbitz Worldwide, Ms. Williams was Executive Vice President and Chief Financial Officer (2002 – February 2007) of Equity Office Properties Trust, a real estate investment trust. Prior to that time, Ms. Williams was Chief Administrative Officer of Crate and Barrel and served as Vice President and Treasurer of Amoco Corporation; Vice President and Treasurer of Carson Pirie Scott & Company; and Vice President of The First National Bank of Chicago.

	Public Company Directorships:	Chicago Bridge & Iron Company N.V.; Fifth Third Bancorp.; Davis Funds; and Selected Funds (1995 – 2008)

Specific Attributes and Skills for Ms. Williams:

Expertise	Discussion of Skills and Attributes

Global Business Experience
Ms. Williams was an officer of Orbitz Worldwide and is currently a director of several public companies with global operations. In these roles, Ms. Williams has accumulated extensive knowledge of global finance, capital management, internal controls and human resources.

Financial Expertise	As the Vice President and CFO of Orbitz and Executive Vice President and CFO of Equity Office Properties Trust, Ms. Williams has significant financial acumen gained in complex, global companies.

Corporate Governance	Ms. Williams serves on the Board of Directors of several public companies.

Financial Markets Experience
As the Vice President and CFO of Orbitz and Executive Vice President and CFO of Equity Office Properties Trust, Ms. Williams had significant experience in the financial markets in which the Company competes for financing.

Directors Continuing in Service for Terms Expiring in 2012:

Frank W. Jones Age 71 Director since 1982	Current Position: Experience:
Independent management consultant in Tucson, Arizona.

Mr. Jones's forty-five year career in business includes over twenty-five years of service with Giddings & Lewis, Inc., a manufacturer of machine tools and, at that time, a NYSE-listed company, the last five of these years as President and Chief Executive Officer. Mr. Jones served as an officer of the Company in 1986 and 1987.

Specific Attributes and Skills for Mr. Jones:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership	Mr. Jones operates a management consulting business and served as the President and Chief Executive Officer of Giddings & Lewis, Inc.

Technological Expertise	Mr. Jones has a strong background in and knowledge of thermal management technology.

Corporate Governance
Mr. Jones has been a member of the National Association of Corporate Directors for twenty years and has significant board knowledge and experience as a member of several boards of directors, from which he has gained a thorough understanding of corporate governance matters.

Dennis J. Kuester Age 69 Director since 1993	Current Position:	Retired.

	Experience:	Mr. Kuester served as the Chief Executive Officer (January 2002 – April 2007) and President (1987 – April 2005) of Marshall & Ilsley Corporation, a Milwaukee, Wisconsin-based bank holding company.

	Public Company Directorships:	Wausau Paper Corporation; Marshall & Ilsley Corporation (Chairman 2005 - 2010); and Metavante Technologies Inc. (2007 - 2009)

Specific Attributes and Skills for Mr. Kuester:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership
Mr. Kuester gained his business operations leadership experience as the Chief Executive Officer and President of Marshall & Ilsley Corporation and brings extensive knowledge of strategic planning, economics, business leadership and risk management to the board.

Corporate Governance	Mr. Kuester has served as a board member of several public corporations.

Financial Markets Experience	In his tenure with Marshall & Ilsley, Mr. Kuester gained significant experience in the financial markets in which the Company competes for financing.

Christopher W. Patterson Age 57 Director since May 2010	Current Position:	Retired.

Experience:
Mr. Patterson retired as President and Chief Executive Officer of Daimler Trucks North America LLC, a leading producer of heavy-duty and medium-duty trucks and specialized commercial vehicles in North America. Mr. Patterson served in this capacity from 2005 until his retirement in 2009. Prior to this he held senior positions, including as Senior Vice President, Service & Parts, with Freightliner LLC (predecessor to Daimler Trucks North America) and other international, commercial truck producers.

	Public Company Directorships:	Finning International Inc., Vancouver, B.C. (Canada)

Specific Attributes and Skills for Mr. Patterson:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership
Mr. Patterson gained his business operations leadership experience as the President and Chief Executive Officer of Daimler Trucks North America LLC and brings extensive strategic sales and marketing experience to the Company’s board.

Relevant Industry Experience	Mr. Patterson has an unparalleled understanding of commercial truck markets and the operations of a global commercial vehicle OEM.

Michael T. Yonker Age 68 Director since 1993	Current Position:	Retired.

Experience:
Mr. Yonker was President and Chief Executive Officer (1989 - 1998) of Portec, Inc., a manufacturer of material handling equipment. Throughout his 32 year career in business, Mr. Yonker held a number of senior management positions at several environmental and industrial products firms.

	Public Company Directorships:	Woodward, Inc.; EMCOR Group, Inc.; and Proliance International, Inc. (2005 - 2006)

Specific Attributes and Skills for Mr. Yonker:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership
Mr. Yonker gained his business operations leadership experience as the President and Chief Executive Officer of Portec, Inc. and brings expertise in manufacturing, finance, marketing and international business to the board.

Corporate Governance	Mr. Yonker has significant experience in the oversight of compensation and governance issues gained in his tenure serving on several public company boards.

Directors Continuing in Service for Terms Expiring in 2013:

Thomas A. Burke Age 54 Director since April 2008	Current Position: Experience:
President and Chief Executive Officer of the Company (since April 2008).

Mr. Burke joined Modine in May 2005 as Executive Vice President and subsequently served as Executive Vice President and Chief Operating Officer (July 2006 – March 2008). Prior to joining Modine, Mr. Burke worked for nine years in various management positions with Visteon Corporation, a leading supplier of parts and systems to automotive manufacturers, including as Vice President of North American Operations (2002 – May 2005) and Vice President, European and South American Operations (2001 – 2002). Prior to working at Visteon, Mr. Burke worked in positions of increasing responsibility at Ford Motor Company.

Specific Attributes and Skills for Mr. Burke:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership	Mr. Burke serves as the President and Chief Executive Officer of the Company.

Relevant Industry Experience
Mr. Burke has unique knowledge of the challenges, risks and opportunities facing a global supplier of thermal management products to global customers gained through his experience with the Company as well as Visteon Corporation and Ford Motor Company. Mr. Burke’s membership on the board and leadership of the Company’s Executive Council help to ensure that the board is linked to the Company’s management and operations.

Global Business Experience
Mr. Burke’s extensive operational managerial experience at Ford, Visteon and the Company provide him with significant insight and experience in the operations, challenges and complex issues facing global manufacturing businesses.

Technological Expertise	Mr. Burke has a strong background in and knowledge of thermal management technology.

Corporate Governance	Mr. Burke has gained significant corporate governance experience in his role as President and Chief Executive Officer of the Company.

Charles P. Cooley Age 55 Director since 2006	Current Position:	Senior Vice President and Chief Financial Officer (since April 2009) of The Lubrizol Corporation, a specialty chemical company.

Experience:
Mr. Cooley joined The Lubrizol Corporation as Vice President and Chief Financial Officer (April 1998 – July 2005) and subsequently served as its Senior Vice President, Treasurer and Chief Financial Officer (July 2005 – April 2009). Prior to joining The Lubrizol Corporation, Mr. Cooley was Assistant Treasurer of Corporate Finance, Atlantic Richfield Company (ARCO) and Vice President, Finance, ARCO Products Company.

Specific Attributes and Skills for Mr. Cooley:

Expertise	Discussion of Skills and Attributes

Global Business Experience	Mr. Cooley serves as the Chief Financial Officer of Lubrizol, a company with extensive operations throughout the world.

Financial Expertise	Mr. Cooley has substantial experience as the Chief Financial Officer of Lubrizol including extensive knowledge of complex accounting issues, capital management and internal controls.

Corporate Governance	In his role at Chief Financial Officer of Lubrizol, Mr. Cooley has significant experience implementing effective corporate governance practices.

Financial Markets Experience	As the Chief Financial Officer of Lubrizol, Mr. Cooley has significant experience in the financial markets in which the Company competes for financing.

Gary L. Neale Age 71 Director since 1977	Current Position:	Retired; Chairman of the Board of Modine since April 1, 2008.

Experience:
Mr. Neale served as the Chief Executive Officer (1993 – July 2005) and President (1994 – 2004) of NiSource, Inc., a holding company for gas and electric utilities and other energy-related subsidiaries.

	Public Company Directorships:	Chicago Bridge & Iron Company N.V.; and NiSource, Inc. (Chairman, 1993 to January 2007)

Specific Attributes and Skills for Mr. Neale:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership
Mr. Neale gained his business operations leadership experience as the President and Chief Executive Officer of NiSource, Inc. and brings an extensive knowledge of international business, financial acuity and understanding of a large, complex public corporation.

Global Business Experience
Mr. Neale has extensive knowledge of the Company’s global business, having served on the board during a significant period of expansion of the Company. Mr. Neale contributes to the board not only his strong knowledge of the Company but also his strong leadership skills and insight into large organizations.

Corporate Governance
Mr. Neale has significant experience in the oversight of audit, compensation and governance issues gained in his tenure serving on public company boards and an unparalleled knowledge of the Company given his long-standing tenure on the Board of Directors.

ITEM 2 – RATIFICATION OF THE APPOINTMENT OF MARY PETROVICH TO THE BOARD OF DIRECTORS

The Board of Directors recommends a vote FOR ratification of the appointment of Mary Petrovich to the Board of Directors.

The Nominating Committee has recommended, and the Board of Directors has appointed, Mary Petrovich to serve as a member of the board effective at the close of the 2011 Annual Meeting of Shareholders, subject to shareholder ratification.

The Company’s Amended and Restated Articles of Incorporation provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, serving staggered three-year terms. In placing Ms. Petrovich in Class I, the board is balancing the number of directors in each class of directors and accommodating anticipated rotations of standing members off the board. Class I directors do not stand for election until 2013. In order to give shareholders an opportunity to vote on Ms. Petrovich’s initial appointment to the Board of Directors, the board is submitting Ms. Petrovich’s appointment to the shareholders for ratification at the Annual Meeting. If the shareholders do not ratify the appointment, the appointment will not take effect. If the shareholders do ratify the appointment, the appointment will take effect at the close of the Annual Meeting. The Board of Directors determined that Ms. Petrovich is independent under the listing standards of the NYSE.

Mary L. Petrovich
Age 48

Current Position:	General Manager (since December 2008) of AxleTech International, a supplier of off-highway and specialty vehicle drive train systems and components.

Experience:
Ms. Petrovich has served as the General Manager of AxleTech International since its acquisition by General Dynamics Corporation. Ms. Petrovich served as Chairman and Chief Executive Officer of AxleTech International from 2001 through the December 2008 sale of the company to General Dynamics. Prior to AxleTech International, Ms. Petrovich held various leadership positions with the Driver Controls Division of Dura Automotive Sytems Inc. and AlliedSignal Friction Materials.

Public Company Directorships:	Woodward, Inc.

Specific Attributes and Skills for Ms. Petrovich:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership
Ms. Petrovich gained her business operations leadership experience as Chairman and Chief Executive Officer of AxleTech International and as General Manager of AxleTech International after its acquisition by General Dynamics. This experience, together with her operational experience with Six Sigma lean manufacturing techniques, supply chain management and evaluation of new business opportunities, provides the Board with valuable knowledge in its oversight of the Company’s operational efficiency.

Relevant Industry Experience	Ms. Petrovich has extensive experience in the automotive, off-highway and transportation industries gained in her roles with AxleTech International, Dura Automotive Systems and Allied Signal.

Global Business Experience
Ms. Petrovich’s extensive managerial experience, as described above, provides her with significant insight and experience in the operations, challenges and complex issues facing global manufacturing businesses.

Corporate Governance Experience	Ms. Petrovich serves as a member of the Board of Directors of Woodward, Inc.

Vote Required for Approval

Ratification of this proposal requires the affirmative vote of a majority of votes cast on the proposal, provided a quorum is present. Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

ITEM 3 – RATIFICATION OF THE APPOINTMENT OF DR. SURESH GARIMELLA TO THE BOARD OF DIRECTORS

The Board of Directors recommends a vote FOR ratification of the appointment of Dr. Suresh Garimella to the Board of Directors.

The Nominating Committee has recommended, and the Board of Directors has appointed, Dr. Suresh Garimella to serve as a member of the board effective at the close of the 2011 Annual Meeting of Shareholders, subject to shareholder ratification.

The Company’s Amended and Restated Articles of Incorporation provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, serving staggered three-year terms. In placing Dr. Garimella in Class III, the board is balancing the number of directors in each class of directors and accommodating anticipated rotations of standing members off the board. Class III directors do not stand for election until 2012. In order to give shareholders an opportunity to vote on Dr. Garimella’s initial appointment to the Board of Directors, the board is submitting Dr. Garimella’s appointment to the shareholders for ratification at the Annual Meeting. If the shareholders do not ratify the appointment, the appointment will not take effect. If the shareholders do ratify the appointment, the appointment will take effect at the close of the Annual Meeting. The Board of Directors determined that Dr. Garimella is independent under the listing standards of the NYSE.

Dr. Suresh V. Garimella
Age 47

Current Position:
R. Eugene and Susie E. Goodson Distinguished Professor, Purdue University; Director of the Cooling Technologies Research Center, Purdue University School of Mechanical Engineering and Birck Nanotechnology Center (since 2002) and Jefferson Science Fellow, U.S. Department of State (since August 2010).

Experience:
Dr. Garimella has served as a professor of Mechanical Engineering at the University of California at Berkeley; University of Wisconsin-Milwaukee; The University of New South Wales, Sydney, Australia; Xi’an JiaoTong University, Xi’an, China; Technical University of Darmstadt, Germany and Purdue University. Dr. Garimella received his Bachelor of Technology in Mechanical Engineering from Indian Institute of Technology, Madras, India, his M.S. in Mechanical Engineering from The Ohio State University and his Ph.D. in Mechanical Engineering from the University of California at Berkley.

Specific Attributes and Skills for Dr. Garimella

Technological Expertise	Dr. Garimella is a renowned expert in thermal management and heat transfer technology, which is central of the success of the Company.

Vote Required for Approval

Ratification of this proposal requires the affirmative vote of a majority of votes cast on the proposal, provided a quorum is present. Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

CORPORATE GOVERNANCE

The Company's business is managed under the direction of its Board of Directors, pursuant to the laws of the State of Wisconsin, its Amended and Restated Articles of Incorporation and its Bylaws. Members of the Board of Directors are kept informed of the Company's operations through discussions with the CEO and key members of management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

The Company reviews and evaluates its corporate governance policies and practices, particularly in light of rule changes made by the Securities and Exchange Commission (“SEC”) and the NYSE, and believes that its current policies and practices meet these requirements. The Company’s corporate governance policies, including its Guidelines on Corporate Governance and charters for committees of the board, are available on its website, www.modine.com, and are also available in print to any shareholder or other interested person upon request.

Code of Ethics

The Company’s Code of Ethics and Business Conduct (the “Code of Ethics”) summarizes the compliance and ethical standards and expectations the Company has for all of its employees, officers (including the principal executive officer, principal financial officer and principal accounting officer) and directors with respect to their conduct in furtherance of Company business. It contains procedures for reporting suspected violations of the Code of Ethics, including procedures for the reporting of questionable accounting or auditing matters or other concerns regarding accounting, internal accounting controls or auditing matters. The Company has established a Business Ethics Program that includes an Internet and phone Helpline through which employees and others may report concerns, anonymously and in confidence, regarding such matters. A copy of the Code of Ethics, as well as further information regarding the Business Ethics Program, is available on the Company’s website, www.modine.com. These materials are also available in print to any shareholder or other interested person upon request. If we make any substantive amendment to the Code of Ethics, we will disclose the nature of such amendment on our website or in a current report on Form 8-K. In addition, if a waiver from the Code of Ethics is granted to an executive officer or director, we will disclose the nature of such waiver on our website, in a press release or in a current report on Form 8-K.

Director Independence

The Company’s Guidelines on Corporate Governance require that a majority of the board’s members be independent. The Company also believes it is in its best interest to have the President and CEO of the Company serve as a director. At a minimum, to qualify as "independent," a director must meet the independence standards of the NYSE. The Nominating Committee assesses independence on a regular basis, and each director is responsible for bringing to the attention of that committee any changes to his or her status that may affect independence. In addition, the directors complete, on an annual basis, a questionnaire prepared by the Company that is designed to elicit information that the board uses to assess director independence. At least annually, the board reviews the relationships that each director has with the Company. Only those directors that the board affirmatively determines have no material relationship with the Company, and who do not have any of the relationships that prevent independence under the standards of the NYSE, are considered to be independent directors.

The board has determined that all of the directors, other than Mr. Burke, are independent within the meaning of the listing standards of the NYSE. The board concluded that none of these directors has any of the relationships with the Company set forth in the NYSE listing standards that prevent independence and had no other business or other relationships with the Company that would preclude a determination of his or her independence. Mr. Burke is not independent given his position as President and CEO of the Company.

Certain Relationships and Related Party Transactions

The Code of Ethics requires that all officers, employees and directors of the Company avoid any situation that conflicts with the proper discharge of his or her responsibility to the Company or that impairs his or her ability to exercise independence of judgment with respect to the transactions in which he or she is involved for the Company. Significant transactions with the Company’s directors, officers, employees or their relatives, or enterprises in which they have material interests, are not permitted unless such transactions are fully disclosed and approved by the Board of Directors or the Audit Committee as being in the best interest of the Company.

Modine is a large global organization that engages in thousands of purchases, sales and other transactions annually. Modine may enter into purchase and sales transactions with other companies, universities and entities in which members of the Board of Directors are employed or are members of the board. Modine enters into these arrangements in the ordinary course of business and at competitive prices and terms. The Company anticipates that similar transactions may occur in the fiscal year ending March 31, 2012.

At the end of each fiscal year, each director and officer must respond to a questionnaire that requires him or her to identify any transaction or relationship that occurred during the year or any proposed transaction that involves Modine (or any subsidiary or affiliate of Modine) and that individual, his or her immediate family or any entity with which he, she or such immediate family member is associated. All responses to the questionnaires are reviewed by the Company’s Legal Department and shared with the President and CEO, as appropriate. Based upon such review, there were no related party transactions with respect to persons who were directors or officers during fiscal 2011.

Non-Executive Chairman

Gary L. Neale is the Non-Executive Chairman of the Board. As Non-Executive Chairman of the Board, Mr. Neale presides over meetings of the shareholders, the Board of Directors and executive sessions of the Board of Directors and carries out such other duties as directed by the Board of Directors. The Company believes this leadership structure is in the best interest of the Company’s shareholders because it allows the Company to benefit from the leadership ability and industry experience that Mr. Neale possesses.

Risk Oversight

The Board of Directors has overall responsibility for risk oversight for the Company. Management provides the board with information on a regular basis to keep the members of the Board of Directors apprised of risks identified by Company management. These risks, including financial, organizational and strategic risks, are reviewed and discussed with the board as part of the business and operating review conducted at each of the board’s regular meetings. As described below in the Committees of the Board of Directors, the Board of Directors has delegated certain responsibilities to its committees. The committees have oversight of risks that fall within their responsibilities. The Audit Committee has primary oversight of the Company’s financial reporting, internal control and compliance risks. The Officer Nomination and Compensation Committee evaluates the risks arising from the Company’s compensation policies and programs as described in Compensation-Related Risk Assessment below. Company management is responsible for managing risk and the Company’s enterprise risk management program.

Selection of Nominees to the Board of Directors

The Nominating Committee considers prospective candidates for board membership who are recommended by its members, as well as management, shareholders and independent consultants hired by the Nominating Committee. The Nominating Committee may also decide to engage a professional search firm to assist in identifying qualified candidates. When such a search firm is engaged, the Nominating Committee sets its fees and scope of engagement.

Once the Nominating Committee identifies a prospective nominee, it initially determines whether to conduct a full evaluation of the candidate. The Nominating Committee makes its initial determination based on the information provided to it with the recommendation of the prospective candidate, as well as the Nominating Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

The Nominating Committee evaluates the prospective nominee, considering factors it deems appropriate, including the current composition of the board and the evaluations of other prospective nominees. In assessing candidates, the board considers the required areas of expertise set forth above in Item 1 (business operations leadership; relevant industry experience; global business expertise; financial expertise; technological expertise; corporate governance expertise and financial markets experience) as well as issues such as the individual’s education, contribution to diversity of the board and others frequently encountered by a global business.

In choosing a candidate for board membership, every effort is made to complement and supplement skills within the existing board and strengthen any identified areas. Further criteria include a candidate's personal and professional ethics, integrity and values, as well as his or her willingness and ability to devote sufficient time to attend meetings and participate effectively on the board.

In connection with this evaluation, the board determines whether to interview the prospective nominee. If an interview is warranted, one or more members of the Nominating Committee, and others as appropriate, including the Non-Executive Chairman, will interview prospective nominees. After completing the evaluation and interview, the Nominating Committee makes a recommendation to the board regarding the nomination of a candidate and the board acts on that recommendation.

Shareholder Nominations and Recommendations of Director Candidates

The Bylaws of the Company provide that any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors. Shareholders who desire to nominate a person or persons for election to the board must comply with the notice requirements in the Bylaws, a copy of which is available from the Company’s Secretary. For consideration at the 2012 Annual Meeting of Shareholders, nominations must be received by the Secretary no earlier than April 19, 2012 and no later than May 14, 2012. Shareholders who want to submit a recommendation for a director candidate for the board may submit the recommendation to the board using the procedure described below under Shareholder and Other Interested Persons’ Communication with the Board. The Nominating Committee intends to evaluate candidates recommended by shareholders in the same manner that it evaluates other candidates. The Nominating Committee requests that it receive any such recommendations by October 1, 2011 for the 2012 Annual Meeting of Shareholders.

Shareholder and Other Interested Persons’ Communication with the Board

Shareholders and other interested persons wishing to communicate with the Board of Directors or with a board member (including the Non-Executive Chairman) should address communications to the board or to the particular board member, c/o Secretary, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552. In accordance with a process approved by the Board of Directors, the Secretary reviews all such correspondence. The Secretary forwards to the board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deal with the functions of the board or committees thereof or that she otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company's Business Ethics Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the board may change the process by which shareholders and other interested persons may communicate with the Board of Directors or its members. Please refer to the Company's website, www.modine.com, for any changes to this process.

Committees of the Board of Directors

Audit Committee

The Audit Committee is a separately designated standing committee of the Board of Directors, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The functions of the Audit Committee are described below in the Report of the Audit Committee in this proxy statement. The charter of the Audit Committee is available on the Company's website, www.modine.com.

The Board of Directors has determined that each member of the Audit Committee is “independent” as defined in the corporate governance listing standards of the NYSE relating to audit committees. The Board of Directors has determined that each Audit Committee member satisfies the financial literacy and experience requirements of the NYSE, and that Mr. Cooley (the Chair of the Committee) and Ms. Williams each qualify as an “audit committee financial expert” within the meaning of the SEC rules.

Officer Nomination & Compensation Committee

The Officer Nomination & Compensation Committee of the Board of Directors (the “ONC Committee”) is composed exclusively of independent directors with no business relationship with the Company, other than in their capacity as directors, and no interlocking relationships with the Company that are subject to disclosure under the rules of the SEC related to proxy statements.

The functions of the ONC Committee are described in the Compensation Discussion and Analysis section of this Proxy Statement. The charter of the ONC Committee is available on the Company's website, www.modine.com.

Compensation Committee Interlocks and Insider Participation

The Company had no “Compensation Committee Interlocks,” as defined by the SEC, during fiscal 2011.

Corporate Governance and Nominating Committee

The Nominating Committee develops and implements policies and practices relating to corporate governance matters, including reviewing and monitoring implementation of the Company's Guidelines on Corporate Governance and the Code of Ethics; develops and reviews background information on prospective nominees to the board and makes recommendations to the board regarding such persons; supervises the board's annual self-evaluation working with an outside law firm to conduct such evaluation; and works with the ONC Committee, as appropriate, to review and monitor succession plans relating to the CEO and to evaluate the performance of the CEO. The Nominating Committee is composed exclusively of independent directors with no business relationship with the Company, other than in their capacity as directors, and no interlocking relationships with the Company that are subject to disclosure under the rules of the SEC related to proxy statements. The charter of the Nominating Committee is available on the Company's website, www.modine.com.

Technology Committee

The Technology Committee reviews and makes recommendations, as appropriate, to the entire Board of Directors on major strategies and other subjects related to the Company’s approach, emphasis, and direction with regard to technical innovation and opportunities; the technology acquisition process to assure ongoing business growth; and development and implementation of measurement and tracking systems important to successful innovation.

Board Meetings and Committees

The Board of Directors held six meetings during the fiscal year ended March 31, 2011 and had the following four standing committees: Audit; Officer Nomination & Compensation; Corporate Governance and Nominating; and Technology.

In July of each year, the board selects the members of each of the committees. The table below shows the membership of each committee, the number of times the board and each committee met and the attendance at those meetings. All directors attended at least 75 percent of the aggregate of the board meetings and meetings of committees on which he or she served.

Meetings Attended	Board	Committee

David J. Anderson	5 of 5 (100%)	Audit 2 of 2 (100%) Corp. Gov. 3 of 3 (100%)

Thomas A. Burke	6 of 6 (100%)	Not applicable

Charles P. Cooley	6 of 6 (100%)	(Chair) Audit 4 of 4 (100%) Corp. Gov. 3 of 3 (100%) Tech. 2 of 2 (100%)

Frank P. Incropera	6 of 6 (100%)	Audit 4 of 4 (100%) Corp. Gov. 3 of 3 (100%) (Chair) Tech. 2 of 2 (100%)

Frank W. Jones	6 of 6 (100%)	Audit 3 of 4 (75%) Corp. Gov. 3 of 3 (100%) Tech. 2 of 2 (100%)

Dennis J. Kuester	6 of 6 (100%)	ONC 6 of 6 (100%) Corp. Gov. 3 of 3 (100%)

Vincent L. Martin	6 of 6 (100%)	ONC 6 of 6 (100%) Corp. Gov. 3 of 3 (100%) Tech. 2 of 2 (100%)

Larry O. Moore	5 of 5 (100%)	ONC 2 of 2 (100%) Corp. Gov. 3 of 3 (100%)

Gary L. Neale	6 of 6 (100%)	Not applicable

Christoper W. Patterson	5 of 5 (100%)	ONC 2 of 2 (100%) Corp. Gov. 3 of 3 (100%)

Marsha C. Williams	6 of 6 (100%)	Audit 4 of 4 (100%) (Chair) ONC 6 of 6 (100%) Corp. Gov. 3 of 3 (100%)

Michael T. Yonker	6 of 6 (100%)	ONC 5 of 6 (83%) (Chair) Corp. Gov. 3 of 3 (100%)

Audit = Audit Committee
ONC = Officer Nomination & Compensation Committee
Corp. Gov. = Corporate Governance and Nominating Committee
Tech = Technology Committee

Attendance at the Annual Meeting. Although the Company does not have a formal policy that its directors attend the Annual Meeting of Shareholders, it expects them to do so and the Company's directors historically have attended these meetings. All but one of the directors attended the 2010 Annual Meeting of Shareholders. The Board of Directors conducts a meeting directly after the Annual Meeting of Shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of the Company’s common stock by persons known by the Company to beneficially own more than five percent of the outstanding shares:

	Common Stock

Name and Address of Owner (1)	Number of Shares Owned and Nature of Interest	Percent of Class

Wellington Management Company, LLP (2) 280 Congress Street Boston, Massachusetts 02110	4,693,396	10.1

FMR LLC and affiliates (3) 82 Devonshire Street Boston, Massachusetts 02109	4,517,023	9.7

Mario J. Gabelli and affiliates (4) One Corporate Center Rye, New York 10580-1435	3,769,121	8.1

BlackRock, Inc. (5) 40 East 52nd Street New York, New York 10022-5911	2,679,630	5.8

(1)
The number of shares is as of the date the shareholder reported the holdings in filings under the Exchange Act, unless more recent information was provided. The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Exchange Act Rule 13d-3, and other facts known to the Company.

(2)
Based on Amendment No. 3 to Schedule 13G filed under the Exchange Act, dated February 14, 2011. Wellington Management Company, LLP has the shared power to vote or direct the vote of the reported shares and shared power to dispose or to direct the disposition of the reported shares.

(3)
Based on Amendment No. 1 to Schedule 13G filed under the Exchange Act, dated February 11, 2011. FMR, LLC and certain affiliated entities and individuals have the sole power to vote or direct the vote of 760,580 of the reported shares and have sole power to dispose or direct the disposition of the reported shares.

(4)
Based on Schedule 13D filed under the Exchange Act, dated March 23, 2010. Each reporting person included in the Schedule 13D: Gabelli Funds, LLC; GAMCO Asset Management Inc. ("GAMCO"); Teton Advisors, Inc.; GGCP, Inc.; GAMCO Investors, Inc.; and Mario J. Gabelli, has the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of the reported shares, except that (i) GAMCO does not have authority to vote 126,855 of the reported shares, and (ii) in certain circumstances, proxy voting committees may have voting power over the reported shares.

(5)
Based on Amendment No. 1 to Schedule 13G filed under the Exchange Act, dated January 21, 2011. BlackRock, Inc. has the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of the reported shares.

The following table sets forth information regarding the beneficial ownership of shares of the Company’s common stock as of June 3, 2011 by:

•	Each Director, Director-Nominee and NEO; and

•	all Directors and Executive Officers of the Company as a group.

	Direct Ownership	Options Exercisable within 60 days of June 3, 2011	Held in 401(k) Retirement Plan	Restricted Shares (Not Vested)	Total (1)	Percent of Class
David J. Anderson	0	0	NA	0	0	*

Charles P. Cooley	14,460	0	NA	0	14,460	*

Suresh V. Garimella	0	0	0	0	0	*

Frank P. Incropera	12,980	18,438	NA	0	31,418	*

Frank W. Jones (2)	66,456	18,438	NA	0	84,894	*

Dennis J. Kuester	31,746	18,438	NA	0	50,184	*

Vincent L. Martin (3)	44,644	18,438	NA	0	63,082	*

Larry O. Moore	0	0	NA	0	0	*

Gary L. Neale	64,365	36,876	NA	0	101,241	*

Christopher W. Patterson	850	0	NA	0	850	*

Mary L. Petrovich	0	0	0	0	0	*

Marsha C. Williams	14,252	18,438	NA	0	32,690	*

Michael T. Yonker	23,401	18,438	NA	0	41,839	*

Thomas A. Burke	59,399	316,388	279	56,119	432,185	*

Michael B. Lucareli	2,680	18,155	972	5,166	26,973	*

Klaus A. Feldmann	25,501	125,181	0	17,285	167,967	*

Thomas F. Marry	16,286	62,992	938	12,104	92,320	*

Margaret C. Kelsey	9,546	47,482	318	9,279	66,625	*

Scott L. Bowser	15,056	32,747	2,368	8,853	59,024	*

All directors and executive officers as a group (18 persons)	376,121	625,268	4,875	91,521	1,097,785	2.3

* Represents less than 1 percent of the class.

(1)
Includes shares of common stock that are issuable upon the exercise of stock options exercisable within 60 days of the record date. Such information is not necessarily to be construed as an admission of beneficial ownership.

(2)	Mr. Jones shares the power to vote and dispose of 11,295 shares of common stock with his spouse.

(3)	Mr. Martin shares the power to vote and dispose of 25,000 shares of common stock with his spouse.

COMPENSATION OF DIRECTORS

Employees of Modine do not receive any compensation for serving on the board. For the 2011 fiscal year, non-employee directors, including the Chairman of the Board, received the following: an annual retainer of $35,000, payable quarterly; $1,750 for each board meeting attended in person; $1,500 for each committee meeting attended in person; an annual retainer of $5,000 for acting as Chair of the ONC Committee, Nominating Committee or Technology Committee and an annual retainer of $10,000 for acting as Chair of the Audit Committee; reimbursement for travel, lodging, and related expenses incurred in attending board and/or committee meetings; and travel-accident and director and officer liability insurance.

The 2008 Incentive Compensation Plan (the “Incentive Plan”) gives discretion to the board, or a committee of the board, to grant stock options and stock awards to non-employee directors. The board or the ONC Committee, as applicable, has broad discretionary authority to set the terms of awards under the Incentive Plan. It is the current policy of the Board of Directors to grant unrestricted stock awards to each non-employee director after the annual meeting. The Company granted each non-employee director of the Company (other than the Non-Executive Chairman) 4,264 unrestricted shares of stock after the 2010 Annual Meeting of Shareholders. The Company granted Mr. Neale, the Non-Executive Chairman,10,998 shares of stock at the same time. The Company granted Mr. Neale the greater number of shares to compensate him for his work as Non-Executive Chairman. As Non-Executive Chairman, Mr. Neale, among other duties, generally attends all meetings of the board’s committees but does not receive any attendance fee for those meetings. In October 2010, the ONC Committee recommended, and the board approved, the issuance of additional shares of unrestricted stock to Mr. Neale, with an aggregate value of $15,000, in recognition of the valuable service he has provided to the Company as it went through and recovered from the global recession.

The following table sets forth compensation paid to non-employee members of the Company’s Board of Directors in fiscal 2011:

Name	Fees Paid in Cash ($)	Stock Awards ($)(1)(2)	Change in Pension Value ($)(3)	Total ($)

David J. Anderson	41,000	0	NA	41,000

Charles P. Cooley	68,000	37,992	NA	105,992

Frank P. Incropera	63,000	37,992	0	100,992

Frank W. Jones	56,500	37,992	2,443	96,935

Dennis J. Kuester	57,500	37,992	497	95,989

Vincent L. Martin	60,500	37,992	639	99,131

Larry O. Moore	42,500	0	NA	42,500

Gary L. Neale	47,000	112,988	3,405	163,393

Christopher W. Patterson	42,500	0	NA	42,500

Marsha C. Williams	67,500	37,992	29	105,521

Michael T. Yonker	61,500	37,992	497	99,489

(1)
After the 2010 Annual Meeting of Shareholders, all of the independent directors, other than Mr. Neale, were granted 4,264 shares of unrestricted stock under the Incentive Plan. As explained above, the Company granted 10,998 shares of unrestricted stock to Mr. Neale at that same time, as well as 1,193 shares of unrestricted stock in October 2010.

None of the directors included in the table above held any unvested stock awards as of the end of fiscal 2011. As of March 31, 2011, the directors included in the table above held options to purchase shares of common stock, all of which are exercisable, as follows: Mr. Anderson – none; Mr. Cooley – none; Dr. Incropera - 18,438 shares; Mr. Jones - 18,438 shares; Mr. Kuester - 18,438 shares; Mr. Martin - 18,438 shares; Mr. Moore – none; Mr. Neale – 36,876 shares; Mr. Patterson – none; Ms. Williams - 18,438 shares and Mr. Yonker - 18,438 shares.

(2)
Represents the aggregate grant date fair value of stock grants computed in accordance with Financial Accounting Standards Board (“FASB”) Topic 718. The assumptions used to determine the value of the awards are discussed in Note 23 of the Notes to the Consolidated Financial Statements of the Company contained in the Company’s Form 10-K for the fiscal year ended March 31, 2011.

(3)
Represents the change in pension value between the end of fiscal 2010 and the end of fiscal 2011 under the Modine Manufacturing Company Director Emeritus Retirement Plan. The change in pension value is solely a result of the change in the interest rate used to calculate the present value of the pension benefit under the Director Emeritus Retirement Plan because no benefits otherwise continue to accrue under that plan. The Company used interest rates of 5.83 percent and 5.93 percent, respectively, to calculate the present value of the pension benefit at March 31, 2011 and March 31, 2010.

The Board of Directors adopted the Director Emeritus Retirement Plan pursuant to which any person, other than an employee of the Company, who was or became a director of Modine on or after April 1, 1992 and who retired from the board would be paid a retirement benefit equal to the annualized sum directors were paid for their service to the Company as directors (including board meeting attendance fees but excluding any applicable committee attendance fees) in effect at the time such director ceased his or her service as a director. The retirement benefit continues for the period of time equal in length to the duration of the director's board service. If a director dies before retirement or after retirement during such period, his or her spouse or other beneficiary would receive the benefit. In the event of a change in control (as defined in the Director Emeritus Retirement Plan) of Modine, each eligible director, or his or her spouse or other beneficiary entitled to receive a retirement benefit through him or her, would be entitled to receive a lump-sum payment equal to the present value of the total of all benefit payments that would otherwise be payable under the Director Emeritus Retirement Plan. The retirement benefit is not payable if the director, directly or indirectly, competes with the Company or if the director is convicted of fraud or a felony and such fraud or felony is determined by disinterested members of the Board of Directors to have damaged Modine. Effective July 1, 2000, the Director Emeritus Retirement Plan was frozen with no further benefits accruing under it. All eligible directors who retired prior to July 1, 2000 continue to receive benefits pursuant to the Director Emeritus Retirement Plan. All current directors eligible for participation: Ms. Williams; Messrs. Jones; Kuester; Martin; Neale; and Yonker; and Dr. Incropera, accrued pension benefits pursuant to the Director Emeritus Retirement Plan until July 1, 2000.

Share Ownership Guidelines - Directors

Effective January 16, 2008, the board adopted share ownership guidelines for incumbent members of the Board of Directors and officers of the Company. The guidelines are set forth in the Company’s Guidelines on Corporate Governance that are available at the Company’s website, www.modine.com. The board believes that in order to further align the interests of members of the board and shareholders, members of the board and officers should have a meaningful personal investment in the Company. Only shares of stock, either restricted or unrestricted, count toward the guideline figures. The guidelines generally provide that by 2013, incumbent directors are expected to hold shares of Company stock with a value of at least three times the value of the director’s annual cash retainer. All directors, except for the three appointed in May 2010, are already in compliance with the guidelines. The share ownership guidelines for officers of the Company are described below in the Compensation Discussion and Analysis – Share Ownership Guidelines - Officers.

Compensation-Related Risk Assessment

In fiscal 2011, the ONC Committee assessed each element of compensation – base salary; annual cash bonus; long-term incentives – as well as other plans covering employees in international locations to determine whether any of such elements or plans promotes excessive or unreasonable risk-taking. The ONC Committee determined that the Company’s compensation policies and practices encourage behaviors that drive the performance of the Company as a whole and balance short-term results with longer-term results, again, in the interests of shareholders. The ONC Committee determined that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the material components of compensation paid to Modine’s named executive officers (“NEOs”) in the 2011 Summary Compensation Table on page 27. The Company’s NEOs are:

•	Thomas A. Burke, President and CEO;

•	Michael B. Lucareli, Vice President, Finance, CFO and Treasurer;

•	Klaus A. Feldmann, former Regional Vice President – Europe;

•	Thomas F. Marry, Executive Vice President – Europe, Asia & Commercial Products Group;

•	Scott L. Bowser – Regional Vice President – Americas; and

•	Margaret C. Kelsey, Vice President – Corporate Development, General Counsel and Secretary.

Other than the Principal Executive Officer and Principal Financial Officer, Messrs. Feldmann, Marry and Bowser and Ms. Kelsey were the four most highly compensated executive officers as of March 31, 2011. The compensation for these individuals is listed in the tables on pages 27 through 33 of this Proxy Statement.

In this Compensation Discussion and Analysis, we will also explain the objectives of our compensation programs, why we pay the compensation we do and how that fits with the Company’s commitment to provide value to our shareholders.

Executive Summary

Executive Compensation Philosophy

The ONC Committee seeks to pay our NEOs fairly for performance. The ONC Committee believes this approach will enhance shareholder return over the long term.

Goals of the Executive Compensation Program

The ONC Committee seeks to help the Company achieve its short- and long-term financial goals and encourage its executive officers to act as owners of the Company. The ONC Committee believes these goals can be accomplished through a compensation program that provides a balanced mix of cash and equity-based compensation. Base salary is designed to attract and retain executives by compensating them for their day-to-day activities, level of responsibility and sustained individual performance. The annual cash incentive is intended to reward the achievement of annual operating goals that are critical to the Company’s short-term business objectives. The equity portion of the compensation package provides incentives that are intended to align the executives’ returns with those of shareholders, encourage long-term retention and reward the executive for the Company’s superior long-term performance.

Alignment of Objectives/Philosophy with Results

The ONC Committee believes the structure of its executive compensation program contributed to our improved financial condition in fiscal 2011. In fiscal 2011, the Company, among other things:

•	Improved its gross margin to 16.0 percent from 14.8 percent in fiscal 2010;

•	Recorded net income from continuing operations of $9.2 million, or $0.20 per share – the Company’s first profit in four years;

•	Increased net sales to $1,448.2 million from $1,162.6 million in fiscal 2010, a 25 percent increase;

•	Neared completion of its planned footprint changes which, in combination with increased sales, boosted asset turnover and gross margin;

•
Refinanced its revolving credit facility and outstanding debt which extended the maturity of the outstanding debt obligations, provided the Company with a long-term source of financing at a reduced rate and significantly eased the covenants to which the Company is subject; and

•
Continued its focus on developing new and expanded proprietary technology that is of more value in the marketplace – such as exhaust gas recirculation coolers and Origami™ radiators and condensers – in order to secure more favorable pricing terms from customers.

Fiscal 2011 Compensation Highlights

The ONC Committee took the following actions in fiscal 2011:

•	Hired Farient Advisors LLC to act as its independent, executive compensation consultant;

•
Approved Adjusted Operating Margin and Asset Turnover as the performance metrics in its Management Incentive Plan (the “MIP”), the short-term, performance-based cash award plan to incentivize meeting and exceeding the Company’s annual operating plan;

•
Approved Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) growth and Return on Average Capital Employed (“ROACE”) as the performance metrics in its long-term, performance-based equity incentive plan;

•	Increased CEO salary to reflect performance and better meet its objective of offering competitive compensation by paying at the median of Modine’s peer group companies; and

•	Reviewed and revised the composition of the Company’s Peer Group used for CEO and CFO pay and company performance comparisons.

Pay for Performance

The ONC Committee believes that the Company’s compensation program should encourage management to create long-term, sustained value for shareholders and to act like owners of the Company. To achieve this objective, the compensation program is designed to balance short- and long-term considerations while rewarding management in a way that reflects the Company’s performance over time. The ONC Committee further supports this objective with a strong pay for performance philosophy.

The key elements of Modine’s executive pay program that support the pay for performance philosophy include:

▪
A median pay positioning strategy that targets total pay at the median of the market, and allows actual pay to vary from the median based on higher or lower performance, i.e., above median for above market performance and below median for below market performance;

▪
A significant portion of compensation tied to performance, including short-term incentives tied to strong operational and financial performance, and long-term incentives directly linked to shareholder interests insofar as they are tied to share price;

▪	Use of operational and financial measures for incentives that balance strong growth and returns and provide a strong link to shareholder value over time;

▪	A strong weighting on equity-based long-term incentives, including restricted stock, stock options, and performance stock, that tie to the share price; and

▪	Share ownership guidelines (described on pages 25-26), requiring that executives be meaningfully invested in the Company’s stock, and therefore be personally invested in the Company’s performance.

In 2011, the ONC Committee requested that Farient Advisors LLC, the ONC Committee’s independent compensation consultant, assess the relationship between our executive pay and performance over time. Farient’s analysis of the Company’s pay for performance indicates that Modine’s CEO pay has historically been and continues to be strongly aligned with the Company’s performance and shareholder interests. Farient’s analysis indicates that Modine’s CEO compensation is both reasonable and closely correlated to Company performance over time.

Composition of ONC Committee

The ONC Committee is composed exclusively of non-employee, independent directors. Ms. Williams, the recently retired Senior Vice President and Chief Financial Officer of Orbitz Worldwide, Inc., is the chairperson of the ONC Committee, and Messrs. Kuester, Martin, Moore, Patterson and Yonker serve as members. All of these individuals are seasoned executives with extensive managerial experience. Many of the members of the ONC Committee serve on other boards of public companies and have significant experience serving on Modine’s Board of Directors. Please see Item 1 – Election of Directors above for additional information concerning the members of the ONC Committee, other than Mr. Martin. Mr. Martin is retired. Prior to his retirement, Mr. Martin served as the Chief Executive Officer and Chairman of Jason Incorporated, a diversified manufacturing company.

Role of the ONC Committee

The ONC Committee oversees and provides strategic direction to management regarding the Company’s executive compensation practices. The ONC Committee reviews the performance of the executive officers, other than the CEO, and works in conjunction with the Nominating Committee to review the performance of the CEO; reviews candidates for positions as officers; makes recommendations to the board on officer candidates; makes recommendations to the board on compensation of the CEO; establishes, with CEO input, the compensation of non-CEO executive officers and other officers of the Company; considers recommendations made by its compensation consultant relating to director compensation and presents those recommendations to the board; administers the incentive compensation plans in which executive officers and directors participate; and reviews the Company’s benefit programs made available to some or all employees of the Company.

Role of Compensation Consultant

In August 2010, the ONC Committee retained Farient Advisors LLC as its independent executive compensation consultant replacing Towers Watson. Farient reports directly to the ONC Committee and provides no services to the Company. A representative of Farient attends meetings of the ONC Committee and communicates with the Chair of the ONC Committee between meetings. Farient conducted a comprehensive benchmarking analysis of the Company’s pay levels for the CEO, non-CEO executive officers and other officers of the Company, by pay component, using proxy data of the peer companies and compensation survey data. In addition, Farient benchmarked the Company’s executive pay programs and practices, including severance and change-in-control arrangements, as well as its goals and performance. The ONC Committee considered Farient’s analyses in determining its decisions; however, the ONC Committee made all decisions regarding the compensation of Modine’s officers, including its NEOs. Additionally, Farient updated the ONC Committee on regulatory and market trends and assisted with the benchmarking of Board of Director compensation practices and levels.

Role of the CEO

Mr. Burke, as CEO, recommends to the ONC Committee any compensation changes affecting the Company’s officers, including the other NEOs. Mr. Burke reviews with the ONC Committee the performance and leadership behavior goals and expectations of each officer and the level of achievement of those goals as well as the Company’s performance during the fiscal year. The ONC Committee reviews Mr. Burke’s recommendations and either approves or does not approve any compensation changes affecting officers of the Company. Mr. Burke has no role in setting his own compensation.

Market Benchmarking of Executive Pay

The ONC Committee targets total pay, as well as each element of compensation, at the median of a peer group of companies for the CEO and CFO and at the median of a broad survey of manufacturing companies for the other NEOs. The ONC Committee believes that targeting the median is an objective way of ensuring that the Company’s executive compensation practices are competitive and reasonable relative to the broader market. Actual pay may vary from the median based on differences in individual performance, job responsibilities, tenure and experience for the individuals being compared, as well as based on actual performance of the Company.

Use of Peer Group

In the fall of 2010, the ONC Committee directed Farient to review the composition of the Company’s peer group. The peer group was selected to ensure that the companies in the peer group have the characteristics and markets similar to those in which the Company generally competes for talent. The factors the ONC Committee determined to be important in selecting the peer group were:

•	Industry: industrial machinery; construction and farm machinery and heavy trucks; auto parts and equipment; electrical components and equipment and building products (HVAC related);

•	Company size: revenues between $500 million and $3 billion (approximately ½ to 2 times Modine’s revenue); and

•	Business model: product lines and customer markets.

The following is the list of the 18 companies in the Company’s peer group for fiscal 2011:

American Axle & Manufacturing	Donaldson Company, Inc.	Sauer-Danfoss Inc.

AMETEK Inc.	EnerSys Inc.	Stoneridge Inc.

AO Smith Corp.	Gentex Corp.	Thomas & Betts Corp.

Baldor Electric Co.	Hubbell Inc.	WABCO Holdings Inc.

Briggs & Stratton Corp.	Mueller Industries, Inc.	Wabtec Corp.

Commercial Vehicle Group Inc.	Regal-Beloit Corp.	Woodward Inc.

The ONC Committee uses the publically available peer group data to assist in the evaluation of the:

•	pay levels of the Company’s CEO and CFO;

•	Company’s pay practices; and

•	Company’s relative performance and relative pay for performance for specified periods of time for the CEO and CFO.

Use of Compensation Survey Data

The ONC Committee also uses survey data compiled by Mercer from manufacturing companies with revenues between approximately $500 million and $3 billion to evaluate competitive pay levels of officers and other key employees in addition to those of the CEO and CFO. Mercer did not provide the ONC Committee with, and the ONC Committee was not aware of, the identities of the companies that participated in the survey. The ONC Committee recognizes that the Company attracts employees from a broad range of companies and its comparison data reflects that fact. The ONC Committee does not use the survey data in a formulaic manner. If the compensation of the NEO is greater or less than the median in the survey for the same job, the ONC Committee will take the survey information into account when setting base salary, cash incentive targets and long-term incentive target value but will also exercise its discretion taking into account the individual’s performance, tenure, experience and changes in job responsibilities when it makes decisions regarding compensation.

Overall Goals of the Executive Compensation Program

The ONC Committee sets the compensation philosophy at Modine. In determining the philosophy, the ONC Committee seeks to help the Company achieve its short- and long-term financial goals and encourage its executive officers to act as owners of the Company. In addition, the ONC Committee focuses on attracting and retaining employees who are qualified, motivated and committed to excellence. The ONC Committee believes these goals can be accomplished through a compensation program that provides a balanced mix of cash and equity-based compensation. Base salary is designed to attract and retain executives by compensating them for their day-to-day activities, level of responsibility and sustained individual performance. The annual cash incentive is intended to reward the achievement of annual operating goals that are critical to the Company’s short-term business objectives. The equity portion of the compensation package provides incentives that are intended to align the executives’ returns with those of shareholders, encourages long-term retention and rewards the executive for the Company’s superior long-term performance.

The ONC Committee’s actions are guided by the following beliefs:

•	Compensation is a primary factor in attracting and retaining employees and Modine's goals can only be achieved if it attracts and retains qualified and highly skilled people;

•
All elements of executive compensation, including base salary, targeted annual incentives (cash-based), and targeted long-term incentives (stock-based), are set to levels that the ONC Committee believes ensure that executives are fairly, but not excessively, compensated;

•	Strong financial and operational performance is expected and shareholder value must be preserved and enhanced over time;

•
Compensation must be linked to the interests of shareholders and the most effective means of ensuring this linkage is by granting equity incentives such as stock awards, stock options and performance stock awards;

•
Operating units of the Company are interdependent and the Company, as a whole, benefits from cooperation and close collaboration among individual units so it is important in the Company’s incentive plans to reward overall corporate results rather than the performance of any single operating unit; and

•
The executive compensation program should reflect the economic condition of the Company, as well as Company performance relative to peers so in a year in which the Company underperforms, the compensation of the executive officers should be lower than in years when the Company is achieving or exceeding its objectives.

As reflected in this Compensation Discussion and Analysis, the ONC Committee believes the compensation program is aligned with these principles.

Treatment of the CEO

The CEO participates in the same programs and receives compensation based generally on the same factors as the other NEOs. However, the level of the CEO’s compensation is even more heavily dependent upon the Company’s performance than the other NEOs. Mr. Burke’s overall compensation reflects a greater degree of policy- and decision-making authority and a higher level of responsibility with respect to the strategic direction and financial and operational results of the Company. Given his key role in policy- and decision-making, the ONC Committee believes that the CEO’s compensation should be weighted more heavily toward equity awards so his compensation more directly correlates with the Company’s performance.

Elements of Executive Compensation for Fiscal 2011

The following is a summary of the elements of the Company’s executive pay program:

Pay Element	Competitive Positioning	Program Objectives	Time Horizon	Performance Measures for Fiscal 2011
Base Salary		• Key personnel attraction and retention	• Annual	• Individual performance • Length of time in the position • Consistency of performance • Changes in job responsibility

Management Incentive Plan		• Motivate and reward for achieving objectives	• Annual	• Adjusted Operating Income (50%) • Asset Turnover (50%)

Long-term Incentive Plans (% of total Long-Term Incentive Plan Value) • Performance Stock Awards (60%)	Compares to 50th percentile, but uses judgment to determine actual pay	• Align executive’s returns with those of shareholders • Encourage long-term retention • Reward for superior long-term performance	• 3 year performance period with payout upon certification of results	• EBITDA Growth (60%) • ROACE (40%)

• Retention Restricted Stock Awards (20%)		• Reward employees for their continued commitment to the Company	• 4-year ratable vesting	• Retention

• Stock Options (20%)		• Focus executives on driving long-term performance	• 3-year ratable vesting (25% vest immediately, 25% vest on each subsequent anniversary for the three years following grant); 10-year term	• Stock price appreciation

Base Salary

Base salary is designed to attract and retain executives by compensating them for their day-to-day activities, level of responsibility and sustained individual performance. Individual performance, based upon achievement of the employee’s performance management plan, is a key component in determining base salary and any adjustments to base salary, and is a subjective determination made by the ONC Committee and, for the NEOs other than the CEO, the CEO. The determination of base salary affects every other element of executive compensation because all of the other components of executive compensation, including short-term, performance-based awards, long-term incentive compensation payouts, retirement benefits and severance, are determined based on the amount of the individual’s base salary. The ONC Committee annually reviews base salaries to ensure that, on the basis of responsibility, performance and job scope, the compensation levels are in keeping with the ONC Committee's principles.

CEO Base Salary

The Nominating Committee, working with the ONC Committee, subjectively evaluates the individual performance of the Company’s CEO by evaluating Mr. Burke’s achievement of his performance management plan goals. The ONC Committee recommends the CEO’s base salary to the Board of Directors based upon this evaluation.

The ONC Committee, with input from the Chairman of the Board, and with the use of survey data and peer group data, determined that Mr. Burke’s base salary was inadequate given his significant role in successfully managing the Company through the recent economic downturn. Mr. Burke’s salary at the start of fiscal 2011 was 84% of the median indicated by survey data and 78% of the median using Peer Group data. The ONC Committee increased Mr. Burke’s salary from $627,750 to $722,000 effective on July 1, 2010, putting Mr. Burke’s salary at 96.9% of the median indicated by the survey data.

Retention Plan

In the face of the departure of two key members of the Company’s management in the fourth quarter of fiscal 2009, the ONC Committee instituted an Executive Council Retention Plan to attempt to ensure the stability of the Company’s senior management team through the global recession. Under the retention plan, all members of the Executive Council, other than Mr. Burke who declined to participate in the retention plan, were to be paid a bonus in an amount equal to one year’s salary (as of April 1, 2009) in three equal installments. The first installment was paid in fiscal 2010. The second installment was paid in October 2010. The Company paid retention payments to the NEOs in the following amounts in fiscal 2011: Mr. Lucareli - $63,333; Mr. Feldmann – 97,882€ (the equivalent of $138,741 at March 31, 2011); Mr. Marry - $96,667; Mr. Bowser - $83,333; and Ms. Kelsey - $83,333. The third, and final, payment under the retention plan was made in April 2011.

Short-Term, Performance-Based Cash Award

The Management Incentive Plan (the “MIP”) is Modine’s broadly applicable short-term, performance cash award plan designed to motivate and reward the Company’s leaders. All NEOs participate in the MIP. The ONC Committee’s objectives for the MIP are to encourage continuous (short-term) operational improvements with metrics that also drive total shareholder return. The ONC Committee believes the MIP metrics should be challenging but achievable and well-defined so they are understood by the MIP participants and, accordingly, actively drive results. For fiscal 2011, the ONC Committee re-instituted Threshold, Target and Maximum levels of payment under the MIP after having departed from this practice in fiscal 2010 due to the Company’s specific financial circumstances during that year.

The ONC Committee approved the use of an Adjusted Operating Margin metric and an Asset Turnover metric for the fiscal 2011 MIP. Each metric is a critical driver of Return on Average Capital Employed. Adjusted Operating Margin is determined by dividing Operating Income (excluding certain non-cash charges and cash restructuring charges) by Sales. Asset Turnover is determined by dividing Revenue by average Assets. Each metric is independent of the other metric and the two are weighted equally. The ONC Committee included Asset Turnover in the MIP to drive efficiency in the use of assets and focus MIP participants on managing costs. The ONC Committee chose these metrics because of their link to shareholder value and Return on Average Capital Employed. The two metrics were also chosen in order to strike a balance between profitability (Adjusted Operating Margin) and asset efficiency (Asset Turnover). In addition, the business leaders of the Company are familiar with these metrics and recognize the link to performance throughout the organization at all levels, including the manufacturing plant level.

The ONC Committee linked the MIP metrics to the Company’s fiscal 2011 Annual Operating Plan (“AOP”) and set the Target for each metric at the achievement of the AOP. The ONC Committee set the MIP metrics and levels at its meeting in May 2010 at which time concern for a double-dip recession was high and the economy was volatile. The ONC Committee determined that consistency between the AOP approved by the Board of Directors and the MIP metric levels was critical for the Company’s recovery. The ONC Committee recognized the very low levels from which the Company was moving at that time and the significant financial obstacles that the Company was facing, including, but not limited to, restructuring of the Company’s manufacturing footprint in Europe, the continuing global economic weakness, volume fluctuations, increases in raw materials prices, exchange rate volatility and increasing pension expense. At Target, the ONC Committee determined that the shareholders would receive 65 percent of the benefit of the increased performance and MIP participants would receive 35 percent of the benefit. The 2011 MIP paid at Maximum and the Company’s shareholders received 66 percent and the participants in the MIP received 34 percent of the increased performance.

The specific levels of MIP metrics for fiscal 2011 as well as fiscal 2010 results for comparison are as follows:

	FY10	FY11 Plan	Threshold	Target	Maximum
Adj. Oper. Margin	1.5%	0.4%	-	0.4%	1.8%
Asset Turnover	2.68 times	2.87 times	2.70 times	2.76 times	2.90 times

The MIP payments are set as a percentage of salary and the NEO’s MIP levels were as follows:

	Percentage of Salary

	Burke	Lucareli	Feldmann	Marry	Bowser	Kelsey
Adjusted Operating Margin
0.4% (Target)	50%	20%	25%	25%	25%	20%
1.8% (Maximum)	100%	40%	50%	50%	50%	40%

Asset Turnover
2.70 x (Threshold)	25%	10%	12.5%	12.5%	12.5%	10%
2.76 x (Target)	50%	20%	25%	25%	25%	20%
2.90 x (Maximum)	100%	40%	50%	50%	50%	40%

The Company’s Adjusted Operating Margin for fiscal 2011 was 3.42% and Asset Turnover was 3.23 times, resulting in a MIP payment at maximum. The amounts paid to each of the NEOs under the MIP are included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

Equity Incentives – Long-Term Incentive Compensation

The long-term incentive element of the Company’s executive compensation program is used to attract, retain and motivate key employees who directly impact the performance of the Company over a timeframe greater than a year. Long-term compensation is stock-based so that Modine’s stock price directly affects the amount of compensation the executive receives. The equity portion of the compensation package provides an incentive that rewards superior long-term performance and provides financial consequences for underperformance.

Performance Stock under the Long-Term Incentive Plan for Performance Period Ending in 2011

The performance period for Performance Stock under the long-term incentive compensation plan initiated in May 2008 terminated in calendar 2011. The amount of the award varied based upon the achievement of Threshold, Target or Maximum levels. Under that plan, the Company used two measures to determine the payouts– earnings per share (“EPS”) growth and total shareholder return (“TSR”). Under this plan, the Company’s cumulative EPS growth, which was set to approximate the average EPS growth of the Standard & Poor’s 500 over a ten-year period, would have had to have been $2.00 for awards to be earned at the Threshold level. The Company’s cumulative EPS over the relevant period was a loss from continuing operations of $3.55. Therefore, no award was earned under the EPS growth metric. The Company’s TSR, which measured the Company’s performance relative to the performance of the Standard & Poor’s 500, needed to be at the 35th percentile for awards to be earned at the Threshold level. The Company’s TSR for the relevant period was at the 38.5th percentile at 0.84 percent, as measured by an independent third party. As a result, in accordance with the long-term incentive compensation plan, the Company issued shares of unrestricted stock at approximately 60 percent of the Target.

Grants under the Long-Term Incentive Plan for Plan Commencing in Fiscal 2011

In fiscal 2011 (May 2010), the ONC Committee returned to the practice of setting equity grants as a percentage of base salary and the use of performance stock awards as part of the Company’s long-term incentive compensation plan. For fiscal 2011, the Company’s long-term incentive plan includes:

Performance Stock Awards (60 percent of long-term incentive dollars at Target). Awards of performance stock are earned by achieving corporate financial goals over a three-year period (ending March 31, 2013) and become vested after the end of that three-year period. Payout levels vary based upon the achievement of Threshold, Target or Maximum goals. Once earned, the performance stock awards are not subject to any restriction. Determinations of the achievement of performance goals for the performance stock awards are not made until the Company’s audited financial statements covering the last year in the performance period are completed and the results for the fiscal year are announced publicly.

Stock Options (20 percent of long-term incentive dollars at Target). The ONC Committee believes that stock options focus executives on driving long-term performance. Stock options have an exercise price equal to the fair market value of the common stock on the effective date of the grant so recipients recognize a value only if and to the extent that the value of the common stock increases. The stock options vest in four equal annual installments commencing on the effective date of the grant. The stock options expire ten years from the date of grant.

Retention Restricted Stock Awards (20 percent of long-term incentive dollars at Target). Retention stock awards reward employees for their continued commitment to the Company. The Company grants the employees shares of restricted stock and the restrictions lapse on one-quarter of the shares each year over a period of four years.

In fiscal 2011 (May 2010), the ONC Committee established two metrics for the award of performance stock awards – Adjusted EBITDA growth and Return on Average Capital Employed (“ROACE”). Adjusted EBITDA growth and ROACE are weighted at 60 percent and 40 percent, respectively, in determining the number of performance shares earned at Target. Under this plan, the Adjusted EBITDA growth rate will equal the compound annual growth rate between April 1, 2010 and March 31, 2013 and the ROACE is based upon such return for the twelve-month period ending on March 31, 2013.

The ONC Committee used the EBITDA growth measure to ensure that management is appropriately balancing the priorities of profitability improvement (ROACE) while at the same time increasing earnings. The EBITDA growth measure will be reached at Threshold, Target and Maximum at a compounded annual growth rate of 15%, 21% and 25%, respectively, from the end of fiscal 2010 through the end of fiscal 2013. The ONC Committee established the Target compound annual growth rate based upon the Company’s projected performance over the three-year period. The ONC Committee set the Threshold level at what it believes to be an acceptable return and set the Maximum level at what it believes to be exceptional performance.

The Company measures its profitability using ROACE and is focused on achieving ROACE of 11% to 12% by the end of fiscal 2013. The ONC Committee used the ROACE metric to incentivize management to continue to improve the Company’s profitability as measured through the calculation of net operating profit after taxes divided by average capital employed. The ROACE measure will be reached at Threshold, Target and Maximum if ROACE exceeds 7%, 11% and 13%, respectively by the end of fiscal 2013. The ONC Committee set the Target ROACE level at 11%, the inflection point where the Company’s ROACE begins to exceed its estimated weighted average cost of capital. The ONC Committee set the Threshold level at what it believes to be an acceptable return and set the Maximum level at what it believes to be exceptional performance.

The specific levels of the performance stock award metrics are set forth below:

Performance	ROACE (40%)	EBITDA Growth (60%)

Threshold	25% of Target Awards	50% of Target Awards
Target	100% of Target Awards	100% of Target Awards
Maximum	175% of Target Awards	175% of Target Awards

Achievement and payout for each measure are calculated and paid out independently of the other measure. Generally, a new performance period begins each year so multiple performance periods, with separate goals, operate simultaneously.

Long-Term Incentive Compensation

Mr. Burke chose not to participate in the Executive Council Retention Plan described above. Under the Retention Plan, Mr. Burke would have received an amount equal to one year’s salary (as of April 1, 2009) in three equal installments. In fiscal 2011, the ONC Committee determined that Mr. Burke’s performance in leading the Company successfully through the recession was very strong and demonstrated an extraordinary contribution to the Company and its long-term success and, thus, to the Company’s shareholders. In light of those facts, as well as the fact that Mr. Burke declined to participate in the Retention Plan, the ONC Committee granted Mr. Burke equity in the form of stock options and stock awards in an amount, in the aggregate, equal to his increased annual salary of $722,000. These awards are included in the table directly below and in the Grants of Plan-Based Awards for Fiscal 2011 table.

The table below sets forth the number of shares subject to stock options and the number of shares of stock issued to each NEO in fiscal 2011 as well as the number of Performance Stock Awards that would be earned upon achievement of the long-term incentive plan metrics on March 31, 2013:

	Shares Subject to Stock	Shares of Restricted	Shares of Unrestricted	Performance Stock Awards (#)
	Options(#)	Stock (#)	Stock (#)	Threshold	Target	Maximum

Mr. Burke	151,602	27,117	19,435	32,540	81,350	142,362

Mr. Lucareli	3,594	2,462	-	2,955	7,387	12,927

Mr. Feldmann	11,340	7,768	-	9,322	23,304	40,782

Mr. Marry	9,144	6,263	-	7,516	18,790	32,883

Mr. Bowser	7,094	4,860	-	5,832	14,579	25,513

Ms. Kelsey	7,094	4,860	-	5,832	14,579	25,513

Changes in Executive Compensation in Fiscal 2012

For the fiscal 2012 MIP and award of performance stock under the Long-Term Incentive Plan commencing in fiscal 2012, the ONC Committee approved the use of two metrics, ROACE and Economic Profit Growth, as the performance measures under each plan. Each of the metrics is weighed equally in both plans.

Employment and Post-Employment Benefits

General Benefit. The NEOs receive the same basic employee benefits that are offered by the Company to all salaried employees within the region where the individual resides. These benefits include medical and dental coverage, disability insurance and life insurance. The cost of these benefits is partially borne by the employee, including each NEO.

Perquisites. Mr. Feldmann receives the lease of a vehicle and a retirement supplement as provided for in his employment agreement, as is customary in Germany. The Company does not generally provide perquisites to the other NEOs.

Retirement Benefits for U.S. Employees

The Company offers retirement benefits to its employees through tax-qualified plans, including an employee and employer funded Modine 401(k) Retirement Plan for U.S. Salaried Employees (the “401(k) Retirement Plan”). Under the 401(k) Retirement Plan, the Company contributes 50 percent of the amount contributed to the plan by the employee, subject to a maximum Company contribution of 2.5 percent of the employee’s pay, up to the maximum allowed by law. While the benefit is available to all of the Company’s full-time employees in the U.S., each individual participant’s 401(k) Retirement Plan balance may vary due to a combination of differing annual amounts contributed by the employee, the investment choices of the participant (the same investment choices are available to all participants in the plan) and the number of years the person has participated in the plan.

The Company has historically also made a contribution early in the calendar year to the 401(k) Retirement Plan equal to a certain percentage of base salary and bonus for each full-time U.S. salaried employee, including the NEOs (other than Mr. Feldmann). This defined contribution retirement plan is a vehicle for retirement savings and was initiated after the Company froze the accumulation of credited service in its defined benefit pension plan. In April 2011, the Company contributed an amount equal to four percent of calendar 2010 salary for each full-time, U.S. salaried employee to this defined contribution retirement plan. The percentage contributed was determined based upon the assessment of business performance balanced against the need to offer competitive benefits.

The Company’s defined benefit pension plan, which is frozen, is more fully described in the Pension Benefits Table below. Messrs. Lucareli, Marry and Bowser and Ms. Kelsey participate in the Company’s defined benefit pension plan. Mr. Burke joined the Company after the defined benefit pension plan was closed to new participants. Mr. Feldmann does not participate in the U.S. Company-sponsored pension plan because he is a citizen of Germany, but the Company’s German subsidiary provides a cash benefit to Mr. Feldmann to fund a retirement benefit.

In addition to the employee benefits applicable to U.S. employees in general, certain highly compensated employees of Modine, including the NEOs (other than Mr. Feldmann) may participate in the following plans:

Deferred Compensation Plan. The Deferred Compensation Plan is a non-qualified plan that allows a highly compensated employee to defer up to 10 percent of base salary. Salary deferred pursuant to the Deferred Compensation Plan is an asset of the Company. The sums deferred do not earn a preferential rate of return. Payments out of the Deferred Compensation Plan are not made until termination of service or retirement. As part of the Company’s objective of restoring in this plan amounts that exceeded the allowable Company match in the 401(k) Retirement Plan because of statutory limits, the Company contributes an amount equal to the amount of the employer match and employer contribution that was not allowed to be contributed to the 401(k) Retirement Plan for such individuals due to statutory limits.

Executive Supplemental Retirement Plan (“SERP”). The SERP is a non-qualified pension plan. The SERP which, like the defined benefit pension plan, is frozen is an extension of the Company’s qualified pension plan. Under the SERP, salary and bonus that are in excess of statutory limits are taken into account in determining non-qualified benefits payable to an employee.

Share Ownership Guidelines - Officers

Effective January 16, 2008, the board adopted share ownership guidelines for directors and officers of the Company, including the NEOs. The ONC Committee amended the guidelines on May 24, 2010 because the relatively low stock price at that time had made compliance with the guidelines significantly more difficult than was intended by the board. The guidelines are set forth in the Company’s Guidelines on Corporate Governance and are available on the Company’s website, www.modine.com. The board continues to believe that directors and officers should have a meaningful personal investment in the Company. Only shares of stock, either restricted or unrestricted, count toward compliance with the guidelines.

The guidelines continue to provide that by the fifth anniversary of appointment to the position, or 2013, whichever occurs later, the President and CEO is expected to hold shares of Company stock with a value of at least four times his annual base salary at the commencement of the five-year period. As amended, the guidelines now do not distinguish between NEOs and other officers and provide that all officers, other than the President and CEO, are expected to hold shares of Company stock with a value of at least two times their annual base salary at the commencement of the five-year period by the end of that period. The stock value is determined by using the higher of the stock price at the time of measurement or the average stock price over the previous three years. The chair of the Nominating Committee evaluates whether an exception should be made for any officer, who, due to his or her unique financial circumstances or other extenuating circumstances, would incur a hardship by complying with the applicable guideline and, in such an event, may make an exception to the guidelines for such individual. Additionally, the guidelines may be temporarily waived for an officer who has an unusual personal circumstance or is approaching retirement and has a need to diversify his/her stock holdings.

Employment Agreements

The Company has an employment agreement with Mr. Burke. Modine Holding GmbH, the Company’s subsidiary in Germany, has an employment agreement with Mr. Feldmann, as is customary in Germany. The Company also has change in control agreements with all of its other U.S.-based NEOs, its other officers and certain other key employees. The purpose of these agreements is to ensure continuity and, in the case of change in control provisions, the continued dedication of key employees during any period of uncertainty due to a change in control. See Potential Post-Employment Payments below for additional information about these agreements.

Tax Implications for NEOs

The ONC Committee generally seeks to structure compensation amounts and arrangements so that they do not result in penalties for the NEOs under the Internal Revenue Code of 1986, as amended (the “Code”). For example, Section 409A of the Code imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet the requirements of that section. The ONC Committee has generally structured the elements of Modine’s compensation program so that they are either not characterized as nonqualified deferred compensation under Section 409A or meet the distribution, timing and other requirements of Section 409A. Without these steps, certain elements of compensation could result in substantial tax liability for the NEOs. Section 280G and related provisions of the Code impose substantial excise taxes on so-called “excess parachute payments” payable to certain executives upon a change in control and results in the loss of the compensation deductions for such payments by the executive’s employer. When the Company entered into the agreements described in the paragraph immediately above (all of which were entered into prior to 2009), the ONC Committee structured the change in control payment under its employment and change in control agreements with the NEOs (other than Mr. Feldmann who does not have a change in control agreement) to include a gross up for excise taxes imposed under Section 280G in order to preserve the after-tax value of those payments for those executives. In March 2011, the ONC Committee determined that any future employment and change in control agreements that the Company enters into with any employee will not contain such gross up.

Compliance with IRC Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to a company's CEO and the other NEOs who are covered by Section 162(m). Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The ONC Committee believes that it is generally in the Company’s best interest to attempt to structure compensation amounts and plans in a manner that satisfies the requirements of Section 162(m). However, the ONC Committee also recognizes the need to retain flexibility to approve compensation amounts and plans that may not meet Section 162(m) standards in order to enable the Company to meet its overall objectives. Accordingly, the board and the ONC Committee have expressly reserved the authority to award non-deductible compensation in appropriate circumstances. Further, because of uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) will do so.

COMPENSATION COMMITTEE REPORT

The ONC Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management; and, based on that review and discussion, the ONC Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and the Company’s annual report on Form 10-K.

THE OFFICER NOMINATION AND COMPENSATION COMMITTEE

Marsha C. Williams, Chair
Dennis J. Kuester
Vincent L. Martin
Larry O. Moore
Christopher W. Patterson
Michael T. Yonker

2011 Summary Compensation Table

The following table sets forth compensation awarded to, earned by, or paid to the Company's Principal Executive Officer, Principal Financial Officer, and the four most highly compensated executive officers, other than the Principal Executive Officer and Principal Financial Officer, serving as executive officers as of March 31, 2011 for services rendered to the Company and its subsidiaries during the fiscal years ended March 31, 2011, 2010 and 2009. In accordance with SEC rules, information is provided for Mr. Lucareli for fiscal 2011 only and Mr. Bowser for fiscal 2011 and fiscal 2010 only.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)

Thomas A.	2011	697,350	-	1,372,683	832,142	1,396,875	NA	70,404	4,369,454
Burke
President and	2010	627,750	-	175,941	469,176	627,750	NA	25,893	1,926,510
CEO
	2009	627,750	-	632,152	0	0	NA	38,787	1,298,689

Michael B.	2011	239,777	63,333	111,816	23,112	194,000	7,901	18,507	658,446
Lucareli
VP, Finance,
CFO and
Treasurer (7)

Klaus A.	2011	€298,411/	€97,882/	€248,897/	€51,443	€296,823/	NA	€46,259/	€1,039,715/
Feldmann (8)		$422,978	$138,741	$352,765	$72,917	$420,727		$65,569	1,473,697
Former
Regional VP –	2010	€293,645/	€96,903/	€39,706/	€105,883	€146,823/	NA	€28,682/	€711,642/
Europe		$396,710	$130,915	$53,642	$143,046	$198,356		$38,749	$961,418

	2009	€293,645/	-	€167,274/	0	0	NA	€43,764/	€504,683/
		$390,122		$222,232				$58,143	$670,497

Thomas F.	2011	297,385	96,667	284,444	58,795	297,500	19,038	26,300	1,080,129
Marry
Executive VP –	2010	290,000	96,667	34,544	92,117	145,000	54,035	148,522	860,885
Europe, Asia &
Commercial	2009	288,223	-	121,123	0	0	-	147,577	556,923
Products
Group

Scott L.	2011	275,846	83,333	220,689	45,617	276,250	11,151	23,091	935,977
Bowser –
Regional VP-	2010	250,000	83,333	24,524	65,397	125,000	35,832	108,578	692,664
Americas

Margaret C.	2011	272,154	83,333	220,689	45,617	218,000	8,395	21,966	870,154
Kelsey
Vice	2010	250,000	83,333	26,277	70,067	100,000	27,455	16,047	573,179
President –
Corporate	2009	226,646	-	60,424	0	0	-	12,959	300,029
Development,
General
Counsel &
Secretary

(1)	The salary amounts include amounts deferred at the NEO's option through contributions to the Modine 401(k) Retirement Plan and the Modine Deferred Compensation Plan.

(2)
The amounts in the “Bonus” column consist of payments of the retention bonus described in the Compensation Discussion and Analysis section above. Payments under the MIP are set forth in the “Non-Equity Incentive Plan Compensation” column of this table.

(3)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for retention restricted stock awards and performance stock awards (for fiscal 2011 and fiscal 2009). For fiscal 2011, the maximum grant date fair value for the performance stock awards is as follows for the NEOs – Mr. Burke $1,318,277; Mr. Lucareli $119,706; Mr. Feldmann $377,641; Mr. Marry $304,492; Mr. Bowser $236,253; and Ms. Kelsey $236,253. See Grants of Plan-Based Awards for Fiscal 2011, Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation and the Outstanding Equity Awards at Fiscal Year End table for further discussion regarding the retention restricted stock awards and the performance stock awards. The assumptions used to determine the value of the awards are discussed in Note 23 of the Notes to the Consolidated Financial Statements of the Company contained in the Company’s Form 10-K for the fiscal year ended March 31, 2011.

(4)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for grants of stock options. The assumptions used to determine the value of the options are discussed in Note 23 of the Notes to the Consolidated Financial Statements of the Company contained in the Company’s Form 10-K for the fiscal year ended March 31, 2011. The actual value, if any, that an optionee will realize upon the exercise of an option will depend on the excess of the market value of the Company’s common stock over the exercise price on the date the option is exercised, which cannot be forecasted with any accuracy.

(5)
Represents the change in pension value between the end of fiscal 2010 and the end of fiscal 2011 for the NEOs who participate in The Modine Manufacturing Company Pension Plan and the Executive Supplemental Retirement Plan. For purposes of calculating the change in benefit values from year to year, the discount rates used to determine the present value of the benefit were 5.83 percent as of March 31, 2011 and 5.93 percent as of March 31, 2010.

(6)
The amounts set forth in this column for fiscal 2011 include: Company contributions under the 401(k) Retirement Plan (“401(k) Co. Match”); Company contributions to the qualified defined contribution plan (“Def. Contr. Plan”); Company matching contributions under the Modine Deferred Compensation Plan (“DC Co. Match”); Company payment of long-term disability insurance premiums (“LTD Ins.”); Company payment of life insurance premiums (“Life Ins.”); perquisites and other personal benefits. The perquisites for Mr. Feldmann include the lease of and maintenance of a car amounting to 14,400€ ($20,411 at March 31, 2011), a retirement supplement amounting to 15,000€ ($21,262 at March 31, 2011) because he does not participate in the benefit plans available to U.S. residents and accident insurance.

Name	401(k) Co. Match ($)	Def. Contr. Plan ($)	DC Co. Match ($)	LTD Ins. ($)	Life Ins. ($)	Perquisites ($)	Total ($)
Thomas A. Burke	6,125	53,099	9,800	780	600	0	70,404

Michael B. Lucareli	5,475	2,000	9,800	728	504	0	18,507

Klaus A. Feldmann	NA	NA	NA	NA	€15,000/	€31,259/	€46,259/
					$21,262	$44,307	$65,569

Thomas F. Marry	6,125	9,055	9,800	780	540	0	26,300

Scott L. Bowser	6,125	5,911	9,800	741	514	0	23,091

Margaret C. Kelsey	6,125	4,809	9,800	728	504	0	21,966

(7)	Mr. Lucareli was appointed the Principal Financial Officer effective as of July 12, 2010.

(8)
The salary, bonus and other annual compensation for Mr. Feldmann, who works and lives in Germany, were paid to him in euros. The amounts shown in U.S. dollars in the table above were converted from euros at the following exchange rates in effect at March 31 in the years indicated: 2011 - $1 = .7055€; 2010 - $1 = .7402€; and 2009 - $1 = .7527€.

Grants of Plan-Based Awards for Fiscal 2011

In fiscal 2011, the Company granted stock options, retention restricted stock, unrestricted stock, performance stock and cash awards as Plan-Based Awards.

Stock options have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Stock options granted in fiscal 2011 vest in four annual installments commencing on the date of grant. The stock options expire ten years from the date of grant. Retention restricted stock granted in fiscal 2011 vests in four annual installments commencing one year after the date of grant. Further details regarding the performance stock and cash awards (MIP awards) are described in the Compensation Discussion and Analysis section above.

The following table sets forth information about grants of any award made in the fiscal year ended March 31, 2011 to the NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (2) (#)	All Other Option Awards; Number of Securities Under- lying Options (2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Thomas A.		349,219	698,438	1,396,875							NA
Burke	6/11/10				32,540	81,350	142,362				977,181
	6/11/10							27,117			251,100
	6/11/10								39,586	9.26	254,538
	7/1/10							19,435			144,402
	7/1/10								112,016	7.43	577,604

Michael B.		48,500	97,000	194,000							NA
Lucareli	6/11/10				2,955	7,387	12,927				89,016
	6/11/10							2,462			22,800
	6/11/10								3,594	9.26	23,112

Klaus A.		€74,205/	€148,411/	€296,823/							NA
Feldmann		$105,181	$210,363	$420,727
	6/11/10				9,322	23,304	40,782				280,834
	6/11/10							7,768			71,931
	6/1110								11,340	9.26	72,917

Thomas F.		74,375	148,750	297,500							NA
Marry	6/11/10				7,516	18,790	32,883				226,444
	6/11/10							6,263			58,000
	6/11/10								9,144	9.26	58,795

Scott L.		69,063	138,125	276,250							NA
Bowser	6/11/10				5,832	14,579	25,513				175,689
	6/11/10							4,860			45,000
	6/11/10								7,094	9.26	45,617

Margaret		54,500	109,000	218,000							NA
C. Kelsey	6/11/10				5,832	14,579	25,513				175,869
								4,860			45,000
									7,094	9.26	45,617

(1)	The cash incentive awards were made under the MIP pursuant to the Company’s authority to grant cash bonus awards under the 2008 Incentive Compensation Plan.

(2)	Stock options, retention restricted stock, unrestricted stock and performance awards are made under the 2008 Incentive Compensation Plan.

Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or other Rights that Have Not Vested ($)(3)
Thomas A.	25,609		30.40	5/31/2015	56,119	905,761	176,950	2,855,973
Burke	9,298		32.61	1/17/2016
	12,471		27.22	1/16/2017
	31,848		13.33	2/11/2018
	70,236	70,236	5.01	6/09/2019
	9,896	29,690	9.26	6/11/2020
	112,016		7.43	7/1/2020

Michael B.	1,373		32.61	1/17/2016	5,166	83,379	15,5445	250,896
Lucareli	1,707		27.22	1/16/2017
	3,715		13.33	2/11/2018
	6,376	6,379	5.01	6/09/2019
	898	2,696	9.26	6/11/2020

Klaus A.	20,487		22.24	1/16/2012	17,285	278,980	52,941	854,468
Feldmann	11,472		18.09	1/06/2013
	12,292		28.48	1/20/2014
	10,653		30.82	1/18/2015
	6,605		32.61	1/17/2016
	8,127		27.22	1/16/2017
	17,754		13.33	2/11/2018
	21,414	21,414	5.01	6/09/2019
	2,835	8,505	9.26	6/11/2020

Thomas F.	4,097		22.24	1/16/2012	12,104	195,359	39,510	637,691
Marry	4,302		18.09	1/06/2013
	8,194		28.48	1/20/2014
	7,119		30.82	1/18/2015
	2,560		32.61	1/17/2016
	3,471		27.22	1/16/2017
	7,992		13.33	2/11/2018
	13,790	13,790	5.01	6/09/2019
	2,286	6,858	9.26	6/11/2020

Scott L.	1,000		22.24	1/16/2012	8,853	142,887	27,782	448,401
Bowser	2,151		18.09	1/06/2013
	2,151		28.48	1/20/2014
	1,864		30.82	1/18/2015
	1,820		32.61	1/17/2016
	1,718		27.22	1/16/2017
	3,812		13.33	2/11/2018
	9,790	9,790	5.01	6/09/2019
	1,773	5,321	9.26	6/11/2020

Margaret C.	3,073		24.81	4/02/2011	9,279	149,763	28,819	465,139
Kelsey	6,146		22.24	1/16/2012
	3,442		18.09	1/06/2013
	4,916		28.48	1/20/2014
	4,261		30.82	1/18/2015
	1,455		32.61	1/17/2016
	2,191		27.22	1/16/2017
	5,793		13.33	2/11/2018
	10,488	10,490	5.01	6/09/2019
	1,773	5,321	9.26	6/11/2020

(1)
For stock options granted prior to April 1, 2009, all options were exercisable immediately if the recipient had been employed by the Company for at least one year. All stock option grants granted after April 1, 2009, vest in four equal annual installments commencing on the date of grant.

(2)
All of these shares are retention restricted stock awards. All retention restricted stock vests in four equal installments commencing one year after the date of grant. The market value of the awards was determined by multiplying the number of unvested shares by $16.14, the closing price of the Company’s common stock on the NYSE on March 31, 2011. See Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation for a description of Retention restricted stock awards.

The restricted shares vest as follows:

	Share Vesting for Thomas Burke (#)	Share Vesting for Michael Lucareli (#)	Share Vesting for Klaus Feldmann (#)	Share Vesting for Thomas Marry (#)	Share Vesting for Scott Bowser (#)	Share Vesting for Margaret Kelsey (#)
June 9, 2011	8,779	797	2,676	1,723	1,223	1,311
June 11, 2011	6,779	615	1,942	1,565	1,215	1,215
February 11, 2012	2,663	312	1,486	669	321	485
June 9, 2012	8,779	797	2,676	1,723	1,223	1,311
June 11, 2012	6,779	615	1,942	1,565	1,215	1,215
June 9, 2013	8,781	798	2,679	1,726	1,226	1,312
June 11, 2013	6,779	615	1,942	1,565	1,215	1,215
June 11, 2014	6,780	617	1,942	1,568	1,215	1,215

(3)
These are performance stock awards relected at the maximum level for the 2011 award and the threshold level for the 2008 award. See Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation for a description of performance stock awards. The market value of the awards was determined by multiplying the number of unvested shares by $16.14, the closing price of the Company’s common stock on the NYSE on March 31, 2011.

Option Exercises and Stock Vested for Fiscal 2011

Each of the stock prices set forth below was the closing price of the Company’s common stock on the NYSE on the date the restrictions lapsed and the shares vested.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Thomas A. Burke	0	0	8,779	78,484	(1)
			19,435	144,402	(2)
			1,071	18,303	(3)
			2,663	41,010	(4)

Michael B. Lucareli	0	0	797	7,125	(1)
			147	2,512	(3)
			310	4,774	(4)

Klaus A. Feldmann	0	0	2,100	29,547	(5)
			2,676	23,923	(1)
			698	11,929	(3)
			1,484	22,854	(4)

Thomas F. Marry	0	0	1,723	15,404	(1)
			1,400	19,698	(5)
			299	5,110	(3)
			668	10,287	(4)

Scott L. Bowser	0	0	1,223	10,934	(1)
			148	2,529	(3)
			318	4,897	(4)

Margaret C. Kelsey	0	0	700	9,849	(5)
			1,311	11,720	(1)
			190	3,247	(3)
			484	7,454	(4)

(1)	Shares vested on June 9, 2010 at $8.94 per share.
(2)	Shares vested on July 1, 2010 at $7.43 per share.
(3)	Shares vested on January 16, 2011 at $17.09 per share, the closing price on January 14, 2011.
(4)	Shares vested on February 11, 2011 at $15.40 per share.
(5)	Shares vested on May 12, 2010 at $14.07 per share.

Pension Benefits Table for Fiscal 2011

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Thomas A. Burke	NA	NA	NA	NA

Michael B. Lucareli	Salaried Pension Plan	6.6	73,889	0
	SERP	NA	NA	NA
	Total		73,889	0

Klaus A. Feldmann	NA	NA	NA	NA

Thomas F. Marry	Salaried Pension Plan	7.9	149,493	0
	SERP	7.9	31,160	0
	Total		180,653	0

Scott L. Bowser	Salaried Pension Plan	8.3	108,075	0
	SERP	NA	NA	NA
	Total		108,075	0

Margaret C. Kelsey	Salaried Pension Plan	5.3	79,848	0
	SERP	5.3	1,336	0
	Total		81,184	0

The Company used the following assumptions to determine the present value of the accumulated benefit as set forth in the table above: discount rate of 5.83%; use of RP-2000 combined healthy mortality tables projected to 2011 using scale AA (post-retirement decrement only); service up to March 31, 2006 and pay up to December 31, 2007 (the plans froze service accumulation on March 31, 2006 and pay changes on December 31, 2007); employees elect to begin payments as soon as they are eligible to receive unreduced benefits; 80% of employees elect lump sums from the qualified plan and 20% elect annuities; and all payments from the SERP are in the form of a lump sum with lump sums valued using a 3-tier yield curve of 2.02% for years 0-5, 5.34% for years 5-20 and 6.54% for years 20+ and the specified Internal Revenue Code Section 417(e) mortality table.

Pension Benefits

The Company’s pension plan, The Modine Manufacturing Company Pension Plan (the "Salaried Pension Plan"), is frozen. Participants in the Salaried Pension Plan no longer earn additional credited service (effective April 1, 2006) and changes in salary for a participant are not considered in determining pension benefits (effective December 31, 2007). The Salaried Pension Plan was formerly a part of competitive compensation for manufacturing companies such as Modine. The Salaried Pension Plan was frozen in-line with contemporary benefit practices.

The NEOs who were employed by the Company on or before December 31, 2003 participate on the same basis as other salaried employees in the non-contributory Salaried Pension Plan (with the exception of Klaus A. Feldmann, who is a German citizen and receives an annual contribution of five percent of his annual base salary as a retirement benefit). Mr. Burke does not participate in the Salaried Pension Plan because he joined the Company after December 31, 2003.

Retirement benefits are based on an employee's earnings for the five highest consecutive of the last ten calendar years preceding retirement (provided that salary after the plan was frozen is not considered) and on years of service (provided that service after the plan was frozen is not considered). Applicable earnings include salary, bonus, and any amount deferred under the 401(k) Retirement Plan and the Deferred Compensation Plan which is approximately the same as cash compensation reported in the Summary Compensation Table, but on a calendar year rather than a fiscal year basis. A minimum of five years of service was required for the benefits to vest. The principal benefit under the Salaried Pension Plan is a lifetime monthly benefit for the joint lives of a participant and his or her spouse based on the employee's earnings and period of employment. The pension benefit is not subject to offset against Social Security benefits. Employees may retire with unreduced early retirement benefits at age sixty-two or may be eligible for disability, deferred or other early retirement benefits depending on age and years of service. In addition, an employee may elect to receive a lump-sum pension benefit if, upon retirement, the sum of the employee's age plus years of eligible service with the Company equals least 85. Furthermore, if employed on and before March 31, 2001, an employee who reaches age sixty-two and who has accumulated thirty or more years of eligible service may request that the accrued benefit be paid immediately in a lump-sum amount, even if he or she elects not to retire at that time. Payment pursuant to the Salaried Pension Plan may be limited by regulation based upon the funded status of the plan.

Pension benefits under the Salaried Pension Plan are subject to possible limitations imposed by the Employee Retirement Income Security Act of 1974 and subsequent amendments thereto. To the extent that an individual employee's retirement benefit exceeds these limits, the excess will be paid pursuant to the SERP from general operating funds of the Company.

Nonqualified Deferred Compensation Table for Fiscal 2011

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Thomas A. Burke	22,369	10,765	23,522	0	198,130

Michael B. Lucareli	0	0	12,110	0	87,960

Klaus A. Feldmann	NA	NA	NA	NA	NA

Thomas F. Marry	29,739	1,252	81,304	0	632,298

Scott L. Bowser	0	0	0	0	0

Margaret C. Kelsey	0	0	12,330	0	110,061

(1)	Amounts include any deferrals of base salary and such amounts are included in the “Base Salary” column of the Summary Compensation Table.

(2)	Amounts are reported in the Summary Compensation Table.

(3)
All executive contributions and contributions by the Company for fiscal 2011 have been reported in the Summary Compensation Table for the current year. All executive contributions and contributions by the Company with respect to Mr. Burke for prior years in which Mr. Burke was an NEO have been reported in the Summary Compensation Table in prior years. In total, $172,967 in contributions has been reported for Mr. Burke as an NEO in the Summary Compensation Table in prior years. The remainder of the aggregate balances for Mr. Burke in the above column reflects earnings (and losses) on those contributions. Mr. Lucareli became an NEO in 2011. The aggregate balance for Mr. Lucareli in the above column reflects contributions prior to 2011 and earnings (and losses) on all contributions. Ms. Kelsey and Mr. Marry became NEOs in 2009 and their contributions and contributions by the Company since fiscal 2009 were reported in the Summary Compensation Table in prior years. In total, $97,342 in contributions has been reported for Mr. Marry and $16,733 in contributions has been reported for Ms. Kelsey in 2009 through 2011. The remainder of the aggregate balances for Ms. Kelsey and Mr. Marry in the above column reflects contributions prior to 2009 and earnings (and losses) on all contributions.

Nonqualified Deferred Compensation

The Deferred Compensation Plan is a non-qualified plan. All of the NEOs (with the exception of Mr. Feldmann) are eligible to participate in the Deferred Compensation Plan. Mr. Bowser does not participate in the Deferred Compensation Plan. The Deferred Compensation Plan allows an employee to defer salary in an amount that exceeds the statutory limitations applicable to the 401(k) Retirement Plan. For the 2010 calendar year, an employee could contribute no more than $16,500 to the 401(k)
Retirement Plan. The Deferred Compensation Plan allows a highly compensated employee to defer up to ten percent of base salary. Salary deferred pursuant to the Deferred Compensation Plan is an asset of the Company. The sums deferred do not earn a preferential rate of return. Payments out of the Deferred Compensation Plan are not made until termination of service or retirement. The employer match is made in this plan only to the amount that was unavailable in the 401(k) Retirement Plan due to statutory limits. All of the NEOs who participate in the Deferred Compensation Plan were fully vested in their matching contributions and profit sharing contributions as of March 31, 2011.

The investment alternatives available to the NEOs under the Deferred Compensation Plan are selected by Modine and may be changed from time to time. The NEOs are permitted to change their investment elections at any time on a prospective basis. The table below shows the funds available under the plan and their annual rate of return for the fiscal year ended March 31, 2011.

Name of Fund	Return for the 12 Months Ended March 31, 2011

T Rowe Price (“TRP”) Retirement 2005	11.20%
TRP Retirement 2010	12.38%
TRP Retirement 2015	13.68%
TRP Retirement 2020	14.79%
TRP Retirement 2025	15.59%
TRP Retirement 2030	16.37%
TRP Retirement 2035	16.91%
TRP Retirement 2040	16.94%
TRP Retirement 2045	16.87%
TRP Retirement 2050	16.84%
Vanguard Intermediate-Term Bond Index	7.28%
Vanguard Institutional Index	15.61%
Vanguard Mid-Cap Index	24.94%
Vanguard Small-Cap Index	26.74%
Vanguard Developed Markets Index	10.49%
Marshall Prime Money Market	0.23%
Pimco Total Return	6.86%
Dodge & Cox Stock	12.74%
Growth Fund of America, Inc.; Class R-5 Shares	13.83%
Goldman Sachs Mid Cap Value	21.56%
Munder Mid-Cap Core Growth	26.58%
Wells Fargo Advantage Small Cap Value	18.49%
DFA International Value	13.48%
Fidelity Advisor Diversified International	12.97%

Employment Agreements

Mr. Burke

Mr. Burke has an employment agreement with the Company. Pursuant to the employment agreement that was entered into in 2007 and amended in 2008, Mr. Burke agreed to serve as an executive officer of the Company and devote his full-time to the performance of his duties. The employment contract automatically and continuously extends daily, unless either party gives written notice of termination to the other party, in which case the term would be 36 months beginning on the date such notice was received. The Company is permitted to terminate the executive’s employment agreement for "Good Cause" and the executive is permitted to terminate the employment agreement for “Good Reason”, as those terms are defined in the agreement. The Company will continue to perform its obligations under such agreement. In the event of termination for Good Cause, the Company is not contractually obligated to pay benefits under the agreement to the executive.

In the event of disability of Mr. Burke during the period of his employment agreement, he would receive base salary and bonus continuation at a level of 100 percent for the first 12 months and up to 60 percent for 24 months, the remainder of the employment agreement term. He may also receive disability benefits under the Company’s group long-term disability plan; provided, however, that such benefits would offset the amounts described above.

Mr. Feldmann

Mr. Feldmann, a citizen of Germany, has an employment agreement with Modine Holding GmbH, the Company’s German subsidiary. Mr. Feldmann resigned from his role as Regional Vice President – Europe effective May 18, 2011. His employment agreement, which is governed by German law, expires on March 31, 2013. Pursuant to the terms of the agreement, Modine Holding GmbH will continue to perform its obligations under such agreement as stated in the agreement through its term unless otherwise agreed with Mr. Feldmann.

Potential Post-Employment Payments

In this section of this Proxy Statement, the Company describes its obligations to its NEOs upon a termination of employment as a result of contracts with such officers or plans or arrangements that benefit such persons. The Company has an employment agreement with Mr. Burke. Modine Holding GmbH, the Company’s subsidiary in Germany, has an employment agreement with Mr. Feldmann, as is customary in Germany. The following sets forth the amount of payments to each NEO in the event of a termination of employment as a result of voluntary termination, retirement (including early retirement), death, disability, involuntary termination (including termination not for Good Cause or for Good Reason) and termination following a change in control.

Voluntary Termination. An NEO may terminate his/her employment with the Company at any time. In general, upon the individual’s voluntary termination:

•	we would not pay severance;

•	the executive would forfeit all unvested stock options, retention restricted stock awards and performance stock awards;

•	all benefits and perquisites would cease; and

•
the NEO, if a participant in the Salaried Pension Plan, would be entitled to a distribution of his/her vested benefits under that plan, the SERP (see the Pension Benefits Table for Fiscal 2011 on page 32) and the Nonqualified Deferred Compensation Plan (see the Nonqualified Deferred Compensation Table for Fiscal 2011 on page 33).

Retirement and Early Retirement. None of our NEOs was eligible for retirement on March 31, 2011. In general, upon the executive’s full or early retirement:

•	we would not pay severance;

•	for full retirement and for early retirement with the approval of the ONC Committee, all unvested stock options and retention restricted stock awards would vest;

•	all benefits and perquisites would cease; and

•	the NEO, if a participant in the Salaried Pension Plan, the SERP and the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Death. In general, upon the death of an NEO:

•	the executive’s estate would receive his/her base salary through the month in which the executive dies and any unused vacation pay;

•	all benefits and perquisites would cease; and

•	the NEO, if a participant in the Salaried Pension Plan, the SERP and the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Disability. If a total and permanent disability causes the termination of Mr. Burke’s employment, then:

•
he would receive base salary and bonus continuation at a level of 100 percent of the rate paid at the time of disability for the first twelve months and up to 60 percent for 24 months, the remainder of the employment term. He may also receive disability benefits under the Company’s group long-term disability plan; provided, however, that such benefits would offset the amounts described above; and

•	all benefits and perquisites would cease.

If Mr. Feldmann were unable to perform his duties under his employment agreement as a result of incapacity due to illness or accident or other reasons beyond his control, then:

•
his employer would pay him his monthly gross pay as well as any incentive compensation under the MIP for a period of up to six months, after the deduction of any sick pay provided by health insurance Mr. Feldmann were to receive. If the incapacity exceeds six months, his employer would pay him another six months of gross salary minus the gross salary his employer must pay a substitute performing his job; and

•	all benefits and perquisites would cease.

If a total and permanent disability causes the termination of employment a U.S.-based NEO, other than Mr. Burke, then for such NEO:

•	we would not pay severance;

•	all benefits and perquisites would cease; and

•	the NEO, if a participant in the Salaried Pension Plan, the SERP and the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Termination for Good Cause. The Company may terminate Mr. Burke’s employment for “Good Cause” under the terms of his employment agreement and, thereby, terminate any obligation to Mr. Burke under his employment agreement. A termination for “Good Cause” generally means a termination for theft, dishonesty, fraud, violation of certain provisions of the employment agreement, or a serious violation of law. Mr. Feldmann’s employer may terminate his employment for compelling reasons with a notice of extraordinary termination. In such event, Mr. Feldmann’s employer would have no further obligation to Mr. Feldmann under his employment agreement. An NEO without an employment agreement is not entitled to receive any additional forms of severance payments or benefits upon termination for cause. On the NEO’s termination date, generally, all unvested stock options, retention restricted stock awards and long-term incentive awards would be forfeited and all benefits and perquisites would cease. The NEO, if a participant in the Salaried Pension Plan, the SERP and the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Termination without Good Cause or for Good Reason. If the Company terminates the employment of Mr. Burke and the termination is not for Good Cause or if Mr. Burke terminates employment with the Company for Good Reason ("Good Reason" means at least one of the following events has occurred without the consent of executive: a material diminution in the executive’s base salary; a material decrease in the executive’s authority, duties or responsibilities or those of the supervisor to whom the executive reports; a material diminution in the budget over which the executive has authority; a material change in the geographic location at which the executive must perform services; or any other action or inaction that constitutes a material breach of the terms of the executive’s employment agreement), the Company is obligated to:

•
pay to Mr. Burke an amount equal to three times his "Average Annual Earnings" ("Average Annual Earnings" means the average base salary and actual cash incentive or bonus he earned in the five taxable years preceding the year of termination unless he has been employed for a lesser period of time) over the remainder of the term of the employment agreement and in accordance with Section 409A; and

•
continue, for a period of 36 months from the date of termination, to allow the executive to participate in certain employee health, welfare and retirement benefits, including plans designed to provide the executive with benefits that he would have received under qualified plans but for the statutory limitations on qualified benefits. In the event that such plans preclude such participation, the Company would pay an equivalent amount in cash.

In no event would Mr. Burke receive the benefits described above if (i) he discloses confidential information of the Company in violation of the agreement and such disclosure results in a demonstrably material injury to the Company or (ii) he engages in Competition, as that term is defined in the agreement, with the Company.

If Modine Holding GmbH terminates the employment of Mr. Feldmann without cause, Mr. Feldmann would receive his salary and cash-incetive payment for the remainder of the term of the agreement.

If the Company terminates the employment of Mr. Lucareli, Mr. Marry or Mr. Bowser or Ms. Kelsey without cause, the ONC Committee has the sole discretion to determine the amount, if any, of severance payments and benefits that would be offered to the individual. In making this determination, the ONC Committee may consider a number of factors including the reasons for the termination, the executive’s tenure and performance, the executive’s personal circumstances and the amount of severance payments, if any, generally offered to executives at other companies in similar positions. Although it is reasonably likely that the Company would offer a severance payment and benefits to any of the above-listed NEOs in the event of an involuntary termination, the amount of such salary and benefits is not estimable.

Change in Control Agreements

Mr. Burke’s employment agreement contains Change in Control provisions. In addition, the Company has entered into a Change in Control Agreement and Termination Agreement with each of the other officers (and certain other key employees) located in the U.S., including Mr. Lucareli, Mr. Marry, Mr. Bowser and Ms. Kelsey. A Change in Control, as generally defined in these agreements, shall be deemed to take place on the occurrence of any of the following events: the effective time of (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of at least 30 percent of the outstanding capital stock of the Company entitled to vote in elections of directors (“Voting Power”) of the Company immediately prior to such merger or consolidation hold less than 50 percent of the Voting Power of the surviving or resulting corporation; (ii) a transfer of 30 percent of the Voting Power, or a substantial portion of the property, of the Company other than to an entity of which the Company owns at least 50 percent of the Voting Power; or (iii) during any period of 24 months the persons who at the beginning of such 24-month period were directors of the Company cease for any reason to constitute at least a majority of the Board of Directors of the Company.

Mr. Feldmann’s employment agreement does not address a Change in Control. We have assumed that if Mr. Feldmann’s employment were terminated by his employer following a Change in Control, Mr. Feldmann would receive the same benefits as set forth in his agreement for an involuntary termination.

Summary of the Payments and Benefits Upon a Change in Control

If at any time during the 24 months after a Change in Control occurs Mr. Burke’s employment were terminated without "Good Cause" or if Mr. Burke were to terminate the agreement for any reason, the Company is obligated to:

•
pay to Mr. Burke an amount equal to three times the greater of: (i) the sum of his base salary and target bonus for the most recently completed fiscal year or (ii) his five year average base salary and actual bonus, payable in a lump sum within 60 days after the date of termination of employment, but no earlier than the first date on which the Company may make such payment without causing an additional tax to be paid by the executive under Section 409A;

•	pay to Mr. Burke an amount equal to the pro-rata portion of the target bonus for the calendar year in which his employment terminated;

•
accelerate the vesting of Mr. Burke’s unvested stock options and retention restricted stock awards so that all such awards would immediately vest or the restrictions would lapse, as the case may be, on the date of termination;

•
if payments made to Mr. Burke were subject to the excise tax provisions of Section 4999 of the Code, pay Mr. Burke an additional lump sum payment sufficient to cover the full cost of such excise taxes and his federal, state and local income and employment taxes on the payment; and

•
continue to provide coverage for a period of three years to Mr. Burke, his spouse and other dependents under all welfare plans maintained by the Company in which such persons were participating immediately prior to the termination unless precluded by the plan, in such case the Company would pay an equivalent amount in cash.

For all other U.S. based NEOs, in the event of a "Change in Control," if employment of the employee is terminated by the Company for any reason other than "Good Cause," or terminated by the employee for "Good Reason" within 24 months after the Change in Control occurs or for any reason during the 13th month after the Change in Control, the Company is obligated to provide the same benefits as described above for Mr. Burke with the exception that the Company would pay to the employee an amount equal to two times the greater of: (i) the sum of his/her then current base salary and target bonus or (ii) his/her five year average base salary and actual bonus and continue to provide coverage under welfare plans (or the equivalent) for a period of two years. It is assumed that in the event of a Change in Control, the defined contribution plan match would be two and one-half percent of base salary. We have also assumed that all payments, other than Company contributions to the 401(k) Retirement Plan and defined contribution plan, as a result of termination following a Change in Control are “parachute payments” as defined in Section 280G of the Code for purposes of determining excise tax and the gross-up of the excise tax amount.

As mentioned above in the Compensation Discussion and Analysis, during fiscal 2011, the ONC Committee determined that no substantive changes would be made to any of the existing Employment or Change in Control and Termination Agreements that have been in place with the Company’s employees prior to 2009. At the same time, the ONC Committee determined that any future agreements with employees which provide for benefits upon a change of control will not provide for excise tax gross ups and any benefits following a change of control under such future agreements would only be payable upon the employee’s involuntary termination other than for “Good Cause” or the employee’s voluntary termination for “Good Reason.”

Potential Payments Upon Termination or Change in Control Table

Name	Cash Payment ($)		Accelerated Vesting of Equity ($)(1)	Retirement Plan Benefits: Pension Plan (Qualified & SERP) ($)	Continued Perquisites and Benefits ($)		Total ($)

Thomas A. Burke

Death	0		NA	NA	NA		0
Disability	3,939,525		0	NA	(2)		3,939,525
Involuntary Termination	3,019,435		0	NA	345,189	(3)	3,364,624
Termination if Change in Control	4,885,802	(4)	1,891,795	NA	3,225,370	(5)	10,002,967
Change in Control (no termination)	NA		NA	NA	NA		NA

Michael B. Lucareli

Death	0		NA	35,302	NA		35,302
Disability	(2)		NA	73,889	(2)		73,889
Involuntary Termination	Not estimable		NA	73,889	NA		Not estimable
Termination if Change in Control	770,544	(6)	172,924	73,889	313,418	(7)	1,330,775
Change in Control (no termination)	NA		NA	NA	NA		NA

Klaus A. Feldmann

Death	0		NA	NA	NA		0
Disability	633,342		NA	NA	65,569		698,911
Involuntary Termination	1,687,410		NA	NA	131,138		1,818,548
Termination if Change in Control	1,687,410		NA	NA	131,138		1,818,548
Change in Control (no termination)	NA		NA	NA	NA		NA

Thomas F. Marry

Death	0		NA	86,311	NA		86,311
Disability	(2)		NA	180,653	(2)		180.653
Involuntary Termination	Not estimable		NA	180,653	Not estimable		Not estimable
Termination if Change in Control	1,041,020	(6)	396,025	180,653	402,247	(8)	2,019,945
Change in Control (no termination)	NA		NA	NA	NA		NA

Scott L. Bowser

Death	0		NA	0	NA		0
Disability	(2)		NA	108,075	(2)		108,075
Involuntary Termination	Not estimable		NA	108,075	Not estimable		Not estimable
Termination if Change in Control	966,067	(6)	288,458	108,075	366,770	(9)	1,729,370
Change in Control (no termination)	NA		NA	NA	NA		NA

Margaret C. Kelsey

Death	0		NA	38,788	NA		38,788
Disability	(2)		NA	81,184	(2)		81,184
Involuntary Termination	Not estimable		NA	81,184	Not estimable		Not estimable
Termination if Change in Control	871,308	(6)	303,125	81,184	338,857	(10)	1,594,474
Change in Control (no termination)	NA		NA	NA	NA		NA

(1)	Amounts represent the vesting of retention restricted stock awards and the spread value of the stock options at the closing stock price of $16.14 on March 31, 2011.

(2)	Paid in accordance with plans available to all salaried employees.

(3)
Amount consists of $209,205 for three years of welfare plan benefits (or the equivalent) (assumed to be 10 percent of salary); $52,302 for three years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan and $83,682 for three years of Company contributions to the Defined Contribution Plan.

(4)	Amount is (i) three times Base Salary and Target Bonus for fiscal 2011 and (ii) pro rata Target Bonus for fiscal 2011.

(5)	Amount consists of, in addition to those described in Footnote (3), $2,880,181 for excise tax and gross up.

(6)	Amount is (i) two times Base Salary and Target Bonus for fiscal 2011 and (ii) pro rata Target Bonus for fiscal 2011.

(7)
Amount consists of $47,956 for two years of welfare plan benefits (or the equivalent) (assumed to be 10 percent of salary); $11,989 for two years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; $19,182 for two years of Company contributions to the Defined Contribution Plan; and $234,291 for excise tax and gross up.

(8)
Amount consists of $59,478 for two years of welfare plan benefits (or the equivalent) (assumed to be 10 percent of salary); $14,870 for two years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; $23,790 for two years of Company contributions to the Defined Contribution Plan; and $304,109 for excise tax and gross up.

(9)
Amount consists of $55,170 for two years of welfare plan benefits (or the equivalent) (assumed to be 10 percent of salary); $13,792 for two years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; $22,068 for two years of Company contributions to the Defined Contribution Plan; and $275,740 for excise tax and gross up.

(10)
Amount consists of $54,430 for two years of welfare plan benefits (or the equivalent) (assumed to be 10 percent of salary); $13,608 for two years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; $21,772 for two years of Company contributions to the Defined Contribution Plan; and $249,047 for excise tax and gross up.

ITEM 4 - RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that shareholders vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.

The Audit Committee of the board has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2012 to audit the consolidated financial statements of the Company. Before the Audit Committee selected PwC, it carefully considered the qualifications of that firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing. Services provided to the Company and its subsidiaries by PwC in fiscal 2011 and fiscal 2010 are described under Independent Auditor’s Fees for Fiscal 2011 and 2010 below.

If the shareholders do not ratify the appointment of PwC, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee. If, prior to the annual meeting, PwC shall decline to act or its engagement shall be otherwise discontinued by the Audit Committee, the Audit Committee will appoint another independent registered public accounting firm whose engagement for any period subsequent to the meeting will be subject to ratification by the shareholders at the 2011 Annual Meeting of Shareholders.

Representatives of PwC are expected to be present at the 2011 Annual Meeting of Shareholders. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided a quorum is present. Because abstentions and broker non-votes are not considered votes cast, they will have no effect on the vote.

INDEPENDENT AUDITORS’ FEES FOR FISCAL 2011 AND 2010

The following table represents fees for professional audit services rendered by PwC for the audit of the Company’s consolidated financial statements for the fiscal years ended March 31, 2011 and March 31, 2010, and fees billed for other services rendered by PwC during those periods.

(In thousands)	Fiscal 2011	Fiscal 2010

Audit Fees: (a)	$1,844.7	$1,651.3

Audit-Related Fees: (b)	9.5	149.9

Tax Fees: (c)	773.9	3.3

All Other Fees: (d)	7.8	7.8

Total	$2,635.9	$1,812.3

(a)
Audit Fees: Fees for professional services performed by PwC for (1) the audit of the Company’s annual consolidated financial statements included in the Company’s annual report on Form 10-K and review of financial statements included in the Company’s quarterly reports on Form 10-Q; (2) the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and (3) services that are normally provided in connection with statutory and regulatory filings or engagements.

(b)
Audit-Related Fees: Fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of the Company's financial statements. This amount may include attestations by PwC that are not required by statute or regulation, consulting on financial accounting/reporting standards, and due diligence related to mergers and acquisitions.

(c)
Tax Fees: Fees for professional services performed by PwC with respect to tax compliance, tax advice, and tax planning. This may include preparation of returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance, and tax work stemming from "Audit-Related" items.

(d)
All Other Fees: Fees for permissible work provided by PwC that do not meet any of the above-category descriptions. The fees for fiscal 2011 and fiscal 2010 were for four user licenses of PwC’s Comperio research library.

The Audit Committee has determined that the provision of services rendered above that were not related to its audit of the Company's financial statements were at all times compatible with maintaining PwC’s independence. The Company engaged PwC in Fiscal 2011 to perform a significant portion of the Company’s professional services related to tax compliance, tax advice and tax planning.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided a quorum is present. Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Pre-Approval Policy

The Audit Committee pre-approves all audit services and permitted non-audit services, including all fees and terms, to be performed for the Company by its independent registered public accounting firm, subject to the “de minimis” exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. Alternatively, the Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. Non-audit services are reviewed and pre-approved by project at the beginning of each fiscal year. Descriptions of each project are provided to the Audit Committee. Any additional non-audit services contemplated by the Company after the beginning of the fiscal year are submitted to the Audit Committee for pre-approval prior to engaging the independent registered public accounting firm to perform any services. The Audit Committee is routinely informed as to the non-audit services actually provided by the independent registered public accounting firm pursuant to the pre-approved projects. All of the fees paid to the independent registered public accounting firm in the fiscal year ended March 31, 2011 and fiscal year ended March 31, 2010 were approved in advance by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors operates under a written charter adopted by the Board of Directors. As set forth in the charter, the Audit Committee's purpose is to assist the Board of Directors in monitoring the:

•	Integrity of the Company's financial statements;

•	Independent registered public accounting firm’s qualifications and independence;

•	Performance of the Company's internal audit function and independent registered public accounting firm; and

•	The Company's compliance with legal and regulatory requirements.

In carrying out these responsibilities, the Audit Committee, among other things:

•
Appoints the independent registered public accounting firm for the purpose of preparing and issuing an audit report and to perform related work, and discusses with the independent registered public accounting firm appropriate staffing and compensation;

•	Retains, to the extent it deems necessary or appropriate, independent legal, accounting or other advisors;

•	Oversees management's implementation of systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interest;

•	Reviews the activities and recommendations of the Company's internal auditing program;

•
Monitors the preparation of quarterly and annual financial reports by the Company's management, including discussions with management and the Company's independent registered public accounting firm about draft annual financial statements and key accounting and reporting matters;

•	Monitors and reviews the Company’s earnings releases with management and the Company’s independent registered public accounting firm;

•
Determines whether the independent registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to PCAOB Ethics and Independence Rule 3526 (Independence Discussion with Audit Committees));

•	Annually reviews management's programs to monitor compliance with the Company's Code of Ethics; and

•
Annually reviews with management the assumptions and disclosures related to the defined benefit and post-employment benefit plans as well as the status, policies and procedures relating to Company common stock held in any such plan.

The Audit Committee met four times during the fiscal year ended March 31, 2011. The Audit Committee has an appropriate number of meetings to ensure that it devotes appropriate attention to all of its responsibilities. The Audit Committee's meetings include, whenever appropriate, executive sessions with the Company's independent registered public accounting firm and with the Company's internal auditors, in each case without any member of the Company's management being present.

In overseeing the preparation of the Company's financial statements, the Audit Committee met with both management and the Company's independent registered public accounting firm to review and discuss all financial statements, including the Company’s audited financial statements, prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. PwC presented the matters required to be discussed with the Audit Committee by AU Section 380, “The Auditor’s Communication with Those Charged with Governance” and SEC Regulation S-X, Rule 2-07 “Communication with Audit Committees.”

With respect to the Company's independent registered public accounting firm, the Audit Committee, among other things, discussed with PwC matters relating to its independence, after receiving the written disclosures and the letter from PwC required by the PCAOB Ethics and Independence Rule 3526.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2011, for filing with the SEC.

In performing all of the functions described above, the Audit Committee acts only in an oversight capacity. The Audit Committee completes its review of the matters described above prior to the public announcements of financial results. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and its report on the effectiveness of the Company’s internal control over financial reporting, and of the Company’s independent registered public accounting firm, who, in their report, express an opinion on the Company’s annual financial statements and on the effectiveness of the Company’s internal control over financial reporting.

THE AUDIT COMMITTEE

Charles P. Cooley, Chair
David J. Anderson
Frank P. Incropera
Frank W. Jones
Marsha C. Williams

ITEM 5 – AMENDMENT AND RESTATEMENT OF 2008 INCENTIVE COMPENSATION PLAN

The Board of Directors recommends that shareholders vote FOR the amendment and restatement of the Modine Manufacturing Company 2008 Incentive Compensation Plan.

The Modine Manufacturing Company 2008 Incentive Compensation Plan was adopted by the Board of Directors and approved by the shareholders on July 17, 2008. On May 18, 2011, the Board of Directors, following the recommendation of the ONC Committee, approved certain amendments to the 2008 Incentive Compensation Plan, in the form of the Amended and Restated 2008 Incentive Compensation Plan. The amendments were approved subject to the approval of the Company’s shareholders. The Company is now seeking shareholder approval of the amendments. Among other things, the proposed amendments:

•	increase the number of shares available from 2,500,000 to 5,750,000;

•
amend the “full share award” counting provisions in the plan such that share awards other than options and SARs are counted as 1.52 shares (previously 2.16 shares) against the above share limit for each share granted in an award other than options and SARs;

•	increase the number of shares that can be granted to one individual in any calendar year from 250,000 to 325,000;

•
expand the list of shareholder approved performance goals that may be used in conjunction with awards intended to qualify as “performance-based compensation” for purposes of Internal Revenue Code Section 162(m);

•	increase the maximum amount payable per year to an individual in the form of cash awards from $2,000,000 to $3,000,000;

•
provide that the accelerated vesting of awards granted under the Amended and Restated Plan generally will occur only if there is an involuntary termination of the employee’s employment within the one-year period following a “change in control” of the Company;

•	add minimum vesting requirements (three years) for options and restricted stock awards and a minimum performance period (one year) for performance stock awards;

•
add a provision that provides for the forfeiture of awards or payments made under awards from the Amended and Restated Plan consistent with any recoupment policy the Company adopts in accordance with law (e.g., the Dodd-Frank Wall Street Reform Act); and

•	make other minor administrative changes.

Purpose

The Amended and Restated Plan is intended to provide incentives that will attract and retain the best available non-employee directors and employees of the Company and its subsidiaries, provide additional incentives to such persons and promote the success and growth of the Company. These purposes may be achieved through the grant of options to purchase common stock of the Company, stock appreciation rights (“SARs”), restricted stock awards, unrestricted stock, performance stock awards, phantom stock awards and cash bonus awards, as described below.

The Company is focused on rewarding performance. The compensation paid to the NEOs and others participating in the incentive plans is weighted so that compensation increases with the improvement in performance of the Company. Please see the Compensation Discussion and Analysis section for additional information about the Company’s objectives for compensation.

Shareholder approval of the Amended and Restated Plan will enable the Company to continue to grant awards under the plan that will qualify as “performance-based compensation” under Section 162(m) of the Code and be fully tax deductible by the Company, and, if so desired, to grant options that will qualify as “incentive stock options” under Section 422 of the Code. Shareholder approval of the Amended and Restated Plan is also a condition to the listing on the NYSE of the additional shares of common stock issuable under the Amended and Restated Plan.

Key Features of Amended and Restated Plan

Key features of the Amended and Restated Plan include:

•	the Amended and Restated Plan is administered by the ONC Committee, which is comprised solely of independent directors;

•	Awards available under the Amended and Restated Plan include stock options, restricted stock, unrestricted stock, SARs, performance stock, phantom stock, and cash bonus awards.

•	the aggregate number of shares authorized under the Amended and Restated Plan is 5,750,000;

•	for each Award denominated in shares of stock (other than stock options and SARs), the shares granted shall be counted as 1.52 shares against the above share limit;

•	no individual may receive awards under the Amended and Restated Plan for more than 325,000 shares or receive cash-based awards for more than $3,000,000 in any calendar year;

•	the exercise price of stock options and the grant price of SARs may not be less than the fair market value of a share of common stock on the date of grant;

•	stock options and SARs may not be “repriced” after the date of grant without shareholder approval; and

•	all awards under the plan may be granted subject to shareholder approved Performance Goals.

Performance-Based Compensation under Code Section 162(m)

Section 162(m) of the Code provides that the Company may not deduct compensation paid to certain of its executive officers in excess of $1 million in any one year unless the compensation is awarded under plans that meet certain requirements. One of the main requirements is shareholder approval of the plan.

Performance stock awards, phantom stock awards, restricted stock awards, unrestricted stock awards and cash bonuses that may be granted under the Amended and Restated Plan may be excluded from this deduction limitation if they are conditioned on the achievement of one or more performance goals as set forth in the Amended and Restated Plan. Stock options and SARs granted under the Amended and Restated Plan will be excluded from this deduction limitation because they are required to have an exercise price of not less than the fair market value of the underlying stock on the date of grant. To satisfy the requirements that apply to performance-based compensation, the material terms of the performance goals, the eligibility terms for awards, and the share and dollar maximums on individual participant awards must be approved by shareholders.

The performance goals under the Amended and Restated Plan include the following business criteria:

•	earnings per share;
•	net earnings or income;
•	return measures;
•	operating income;
•	EBITDA;
•	loss ratio;
•	expense ratio;
•	stock price;
•	economic value added;
•	economic profit;
•	net sales or revenue growth;
•	gross profit;
•	operating expense ratios;
•	productivity ratios;
•	gross or operating margins;
•	cash flow;
•	working capital;
•	capital expenditures;
•	debt to equity ratio / debt levels;
•	employee retention / attrition;
•	safety;
•	inventory control / efficiency; and
•	such other subjective or objective performance goals, including individual goals that the ONC Committee deems appropriate.

Awards subject to performance goals can relate to one or more of the above criteria and can be measured on an absolute basis or in terms of growth or reduction. In addition, the ONC Committee may determine the achievement of any of the above performance goals with or without regard to any of the following events that occurs during the performance period applicable to an Award subject to a performance goal: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in FASB Accounting Standards Codification 225-20 – Extraordinary and Unusual Items and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses, each as set forth by the ONC Committee generally at the time of the grant.

If the Amended and Restated Plan is approved by the shareholders, the ONC Committee would not be limited in its right to award or pay other forms of award under the Amended and Restated Plan that are not performance-based for purposes of Code Section 162(m).

The following is a summary description of the material terms of the Amended and Restated Plan. Please read the Amended and Restated Plan (attached as Appendix A) to understand all of the terms of the plan.

Administration

The Amended and Restated Plan will be administered by the ONC Committee, except that grants of awards to non-employee directors will be made by the entire board. The ONC Committee has the authority to interpret the Amended and Restated Plan and the decision of the ONC Committee on any questions concerning the interpretation of the Amended and Restated Plan will be final and conclusive. Subject to the provisions of the Amended and Restated Plan, the ONC Committee has full and final authority to designate the persons to whom awards will be granted; grant awards in such form and amount as the ONC Committee determines; impose such limitations, restrictions and conditions upon any such award as the ONC Committee deems appropriate; waive, in whole or in part, any limitations, restrictions or conditions imposed upon any such award as the ONC Committee deems appropriate; and modify, extend or renew any award previously granted, provided, however, that the ONC Committee does not have the authority to reprice awards without shareholder approval.

Eligibility

Any non-employee director or employee of the Company or any subsidiary of the Company is eligible to participate in the Amended and Restated Plan. As of June 3, 2011, the Company had 11 non-employee directors and the Company and its subsidiaries had approximately 6,600 employees.

Stock Option Awards

Stock options will consist of incentive and nonqualified stock options to purchase shares of the Company’s common stock. The ONC Committee will, among other things, establish the number of shares subject to the option, the time or times at which options may be exercised and whether all of the options may be exercisable at one time or in increments over time. The option exercise price will not be less than 100% of the fair market value of the stock on the date of the grant. A stock option may be exercised in whole at any time or in part from time to time; provided, however, that no option shall be exercisable in whole or in part more than ten years from the date of grant.

Stock Appreciation Rights

The Committee may also grant stock appreciation rights (“SARs”) which represent the right to receive an amount of cash or shares of Company stock based on appreciation in the fair market value of shares of Company common stock over a base price. The grant price of the SARs may not be less than 100% of the fair market value of the stock on the date of grant.

Performance Stock Awards

The ONC Committee may grant stock awards upon the achievement of performance goals (see the description of performance goals above). The ONC Committee establishes the performance goals at the beginning of the award period. The ONC Committee also establishes the award period, the threshold, target and maximum performance levels, and the number of shares or amount of cash payable at various performance levels from the threshold to the maximum. Performance goals are established by the ONC Committee prior to the grant of an award. In order to receive payment, a grantee must generally remain employed by the Company to the end of the award period. The ONC Committee may impose additional conditions on a grantee’s entitlement to receive a performance stock award.

Restricted Stock Awards

The ONC Committee or the Board, as applicable, has broad discretionary authority to set the terms of awards of restricted stock under the Amended and Restated Plan and may grant unrestricted awards as well. Participants will receive all dividends on, and will have all voting rights with respect to, such shares. The ONC Committee may condition the grant of restricted stock upon the attainment of performance goals.

Phantom Stock Awards

The ONC Committee may grant phantom stock awards that entitle a grantee to receive cash payments based upon the closing market price of the Company’s common stock if predetermined conditions are satisfied. The Committee may condition the grant of a phantom stock award upon the attainment of the performance goals. See the description of performance goals in Performance Stock Awards above.

Cash Bonus Awards

The ONC Committee may establish cash bonus awards either alone or in addition to other awards granted under the Amended and Restated Plan. The Committee determines the employees to whom cash bonus awards will be granted, the timing of such awards and the conditions upon which the bonus will be paid. The maximum cash bonus payable to an employee in any calendar year shall not exceed $3,000,000.

Shares Available

There will be 3,250,000 additional shares of Company common stock authorized and available for issuance under the Amended and Restated Plan (for a total of 5,750,000 shares issuable under the plan since its creation in 2008), all of which may be granted as incentive stock options. Shares subject to awards that lapse or SARs that are settled in cash become available again for award under the plan. The Amended and Restated Plan provides that stock options and SARs will count as one share against the number of shares available under the Amended and Restated Plan, while awards of stock other than stock options and SARs will count as 1.53 shares under the Amended and Restated Plan.

Adjustments and Change in Control

If any stock dividend is declared upon the common stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the common stock, resulting in a split or combination or exchange of shares, the Committee shall make or provide for such adjustment in the number of and class of shares that may be delivered under the Amended and Restated Plan, and in the number and class of and/or price of shares subject to outstanding awards.

Assuming the assumption of awards by a successor, unless a particular award agreement provides otherwise, upon the involuntary termination of a participant’s employment without “cause” (as defined in the Plan) within the one-year following a “change in control” of the Company (as defined in the Plan), all unvested awards that are not subject to a performance goal shall become fully vested and exercisable. Similarly, unless a particular award agreement provides otherwise, for awards subject to a performance goal, upon a “change in control,” the performance criteria applicable to such award shall be deemed to be satisfied at the target level, but the participant will continue to be subject to any time-based service vesting criteria applicable to such award where, upon an involuntary termination of such participant’s employment without “cause” within the one-year period following a “change in control,” the service criteria shall be waived and the award shall become vested. This treatment is applicable to awards under the Amended and Restated Plan other than cash bonuses.

Term

If approved by the shareholders, the Amended and Restated Plan will expire ten years after the effective date of July 17, 2008.

Amendment

The Board may, from time to time, amend, modify, suspend or terminate the Amended and Restated Plan; provided, however, that no such action shall impair without the grantee’s consent any award theretofore granted under the Amended and Restated Plan or be made without shareholder approval where such approval would be required as a condition of compliance with the Code or other applicable laws or regulatory requirements. Absent shareholder approval, neither the Committee nor the board shall have any authority, with or without the consent of a grantee, to reprice an award after the date of its initial grant with a lower exercise price in substitution for the original exercise price.

Federal Income Tax Consequences Relating to the Amended and Restated Plan

The following is a brief summary of the Company’s understanding of the principal federal income tax consequences of grants made under the Amended and Restated Plan based upon the applicable provisions of the Code in effect on the date hereof.

Nonqualified Stock Options and Stock Appreciation Rights. A participant will not recognize taxable income upon the grant of a nonqualified stock option or SAR. Upon exercise, the participant will recognize ordinary income equal to the amount by which the fair market value of the shares on the exercise date exceeds the exercise or grant price. In the case of stock options or stock-settled SARs, upon the subsequent sale of the acquired shares, any additional gain or loss will be a capital gain or loss, and a long-term gain or loss if the shares have been held for more than one year.

Incentive Stock Options. A participant will not recognize taxable income when an incentive stock option is granted or exercised. However, the excess of the fair market value of the covered shares over the exercise price on the date of exercise is an item of tax preference for alternative minimum tax purposes. If the participant exercises the option and holds the acquired shares for more than two years following the date of option grant and more than one year after the date of exercise, the difference between the sale price and exercise price will be taxed as long-term capital gain or loss. If the participant sells the acquired shares before the end of the two-year and one-year holding periods, he or she generally will recognize ordinary income at the time of sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain will be a capital gain, and a long-term gain if the shares have been held for more than one year.

Restricted Stock, Performance Stock and Phantom Stock. A participant will not recognize taxable income upon the grant of restricted stock, performance stock or phantom stock. Instead, the participant will recognize ordinary income at the time of vesting equal to the fair market value of the shares (or cash) received minus any amounts the participant paid. Any subsequent gain or loss will be a capital gain or loss, and a long-term gain or loss if the shares have been held for more than one year. For restricted stock only, the participant may instead elect to be taxed at the time of grant. If the participant makes such an election, the one year long-term capital gains holding period begins on the date of grant.

Tax Effect for the Company. The Company generally will receive a deduction for any ordinary income recognized with respect to an award, subject to the requirements of Section 162(m) of the Code. While the ONC Committee may take steps to ensure the deductibility of compensation awarded under the Amended and Restated Plan as “performance-based compensation,” the ONC Committee may also award non-deductible compensation under the Amended and Restated Plan in appropriate circumstances.

The foregoing is not to be considered as tax advice to any person who may be a participant, and any such persons are advised to consult his or her own tax counsel. The foregoing is intended to be a general discussion and does not cover all aspects of an individual’s unique tax situation.

If the Amended and Restated Plan is approved by the shareholders, the following chart shows, as of June 3, 2011, all of the active plans of the Company, the number of shares to be issued upon the exercise of outstanding options for each plan, the number of shares of restricted stock awards outstanding for each plan, the number of shares of stock that are reserved for issuance under all outstanding Long-Term Incentive Plans if such plans were to pay out at the Target Level, unless otherwise indicated, and the number of shares remaining available for future issuance under each plan.

Plan	Shares to be Issued upon Exercise of Outstanding Options (1)	Restricted Stock Awards	Performance Shares that may be Granted if Performance Conditions are Met		Shares Remaining Available for Future Grant

Amended and Restated 2008 Incentive Compensation Plan	782,858	178,930	275,849	(2)	3,331,747

2007 Incentive Compensation Plan	1,108,895	11,130	38,000	(3)	0

1994 Incentive Compensation Plan	216,592	0	0		0

Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors	147,504	0	0		0

Total	2,255,849	190,060	313,849		3,331,747

(1)	The weighted average exercise price of the outstanding options is $17.89 and the weighted average term to expiration is 6.3 years.

(2)	Represents the number of shares that would be issued at the Target level.

(3)	Represents the estimated number of shares to be issued under the TSR portion of the long-term incentive compensation plan expiring in 2011.

New Plan Benefits

The number of awards to be made pursuant to the Amended and Restated Plan is subject to the discretion of the Committee; however, the following table summarizes the information concerning awards that would have been received by certain individuals and groups for fiscal 2011 under the Amended and Restated Plan if the plan had been in effect during fiscal 2011 and the Committee had determined to make awards on the same basis under the Amended and Restated Plan as the awards made under the 2008 Plan.

Name and Position	Shares of Restricted and Unrestricted Stock Awarded in Fiscal 2011	Options Awarded in Fiscal 2011	Performance Shares Awarded in Fiscal 2011

Thomas A. Burke	46,552	151,602	81,350

Michael B. Lucareli	2,462	3,594	7,387

Thomas F. Marry	6,263	9,144	18,790

Scott L. Bowser	4,860	7,094	14,579

Margaret C. Kelsey	4,860	7,094	14,579

All current executive officers as a group (5 persons)	64,997	178,528	136,685

All current directors who are not executive officers (11 persons)	42,039	0	0

All employees, including all current officers who are not executive officers	46,388	116,281	139,164

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the votes cast thereon, provided that, pursuant to the NYSE’s stockholder approval policy, the total votes cast on the proposal represent over 50% of the shares entitled to vote on the proposal. In addition, under the NYSE’s interpretations of its stockholder approval policies, abstentions will have the same effect as votes against the proposal and broker non−votes are considered shares entitled to vote but as to which votes were not cast.

EQUITY COMPENSATION PLAN INFORMATION

Modine’s equity compensation plans, listed below, all have been approved by shareholders:

•	2008 Incentive Compensation Plan;

•	2007 Incentive Compensation Plan;

▪	The Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors; and

•	1994 Incentive Compensation Plan.

The following table sets forth required information about equity compensation plans as of March 31, 2011:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants or rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance (excluding securities reflected in 1st column)

Equity Compensation Plans approved by security holders	3,100,691	$17.84	81,747

Equity Compensation Plans not approved by security holders	0	0	0

Total	3,100,691	$17.84	81,747

ITEM 6 – ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

The Company seeks the advisory vote of shareholders on its executive compensation program and asks that you support the compensation of the Company’s Named Executive Officers (“NEOs”) as disclosed in the Compensation Discussion and Analysis section and accompanying tables contained in this proxy statement.

The ONC Committee and the Company are committed to paying for performance and ensuring that the executive compensation plans of the Company drive value. This commitment is reflected in the design of the Company’s executive compensation program, which is desgned to balance short- and long-term considerations while rewarding management in a way that reflects the Company’s performance over time. The results of the Company’s executive compensation program also demonstrate this commitment, with lower total compensation values in prior years when the Company’s performance did not meet expectations, and increased values for years such as fiscal 2011, when the Company experienced improved financial performance.

The ONC Committee believes the structure of its executive compensation program contributed to our improved financial condition in fiscal 2011. In fiscal 2011, the Company, among other things:

•	Improved its gross margin to 16.0 percent from 14.8 percent in fiscal 2010;

•	Recorded net income from continuing operations of $9.2 million, or $0.20 per share – the Company’s first profit in four years;

•	Increased net sales to $1,448.2 million from $1,162.6 million in fiscal 2010, a 25 percent increase;

•	Neared completion of its planned footprint changes which, in combination with increased sales, boosted asset turnover and gross margin;

•
Refinanced its revolving credit facility and outstanding debt which extended the maturity of the outstanding debt obligations, provided the Company with a long-term source of financing at a reduced rate and significantly eased the covenants to which the Company is subject; and

•
Continued its focus on developing new and expanded proprietary technology that is of more value in the marketplace – such as exhaust gas recirculation coolers and Origami™ radiators and condensers – in order to secure more favorable pricing terms from customers.

This proposal, commonly known as a “Say on Pay” proposal, gives you the opportunity to indicate your support or lack of support for the Company’s Fiscal 2011 pay practices and programs for the NEOs through the following resolution:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

This vote is not for or against a particular item of compensation but rather is with regard to the executive compensation program, as a whole, for the NEOs. This shareholder vote is advisory and is, therefore, not binding on the Board of Directors. The Board of Directors will, however, take the outcome of this vote into account when determining compensation of the NEO in fiscal 2012.

The Board of Directors recommends that shareholders vote FOR approval of the compensation of the Company’s NEOs.

Vote Required for Approval

Approval of the Company’s executive compensation policies and procedures for its NEOs requires that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Because abstentions and broker non-votes are not considered votes cast, they will have no effect on the vote.

ITEM 7 – ADVISORY VOTE ON THE FREQUENCY OF THE SHAREHOLDER ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC regulations require that we submit to a vote of our shareholders once every six years a non-binding advisory vote as to the frequency of the “Say on Pay” vote. As set forth on the proxy card, shareholders may vote to have a Say on Pay vote every one, two or three years or abstain.

The shareholder vote is advisory and is, therefore, not binding on the Board of Directors. The Board of Directors, however, will take into account the outcome of the vote when considering the frequency of future “Say on Pay” votes.

The Board of Directors recommends that shareholders vote EVERY YEAR as to the frequency of the shareholder advisory vote on the Company’s NEO compensation.

Vote Required for Approval

The advisory vote to determine whether the advisory shareholder vote on executive compensation should occur every one, two or three years is a plurality vote. The Company will consider shareholders to have expressed an advisory vote for the frequency that receives the most votes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and certain persons who beneficially own more than 10 percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership of equity securities of Modine and derivative securities of Modine with the SEC. Those “reporting persons” are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review of those filings and other information furnished by the reporting persons, we believe that all of the Company’s reporting persons complied during the fiscal year ended March 31, 2011 with the reporting requirements of Section 16(a) of the Exchange Act.

ADDITIONAL MATTERS

The Board of Directors is not aware of any other matters that will be presented for action at the 2011 Annual Meeting of Shareholders. Should any additional matters properly come before the meeting, the persons named in the proxy will vote on those matters in accordance with their best judgment.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Rules of Conduct for the annual meeting are attached as Appendix B. Please review the Rules of Conduct before attending the annual meeting. The Rules of Conduct will also be distributed at the annual meeting.

Who may vote?

You may vote your shares of common stock if our records show that you owned the shares at the close of business on June 3, 2011, the record date. A total of 46,553,651 shares of common stock were outstanding as of the record date and entitled to vote at the annual meeting. You have one vote for each share of common stock you own. The holders of common stock do not have cumulative voting rights. The enclosed proxy card shows the number of shares you may vote.

How do I vote?

You may vote in person or by a properly appointed proxy.

Registered Holders

Registered holders may vote by completing and mailing the enclosed proxy card or electronically either via the Internet or by calling Broadridge Financial Solutions, Inc. Specific instructions are set forth on the enclosed proxy card. You may also vote in person at the annual meeting.

The Internet and telephone voting procedures on the enclosed proxy card are for your convenience and reduce costs for Modine. The procedures are designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Street Name Holders

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone. If your bank or brokerage firm is participating in the Broadridge Investor
Communication Services’ program, your voting form will provide you with instructions.

401(k) Retirement Plan Participants

If you are a participant in one of Modine’s 401(k) Retirement Plans, you will receive a proxy on which you may indicate your voting instructions for the shares held in your plan account. The trustee for the plan, Marshall & Ilsley Trust Company N.A., will vote your shares as you direct. If a proxy is not returned for shares held in a plan, the trustee generally will vote those shares in the same proportion that all shares in the plan for which voting instructions have been received are voted, although it may do otherwise in its discretion.

May I vote in person at the annual meeting?

Although we encourage you to complete and return the proxy card or vote via the Internet or by telephone to ensure that your vote is counted, you may attend the annual meeting and vote your shares in person. You will need to obtain a “legal proxy” from your broker if you hold your shares in street name and want to vote those shares at the annual meeting in person.

Please tell us when you appoint your proxy if you plan on attending the annual meeting so that we may have an accurate count of the number of shareholders attending the meeting.

What does the Board of Directors recommend?

The Board of Directors’ recommendation is included with the description of each item in this proxy statement. In summary, the board recommends a vote:

FOR election of each of the Company-nominated directors for terms expiring in 2014 (see Item 1); and

FOR ratification of the appointment of Mary Petrovich to the Board of Directors (see Item 2); and

FOR ratification of the appointment of Dr. Suresh Garimella to the Board of Directors (see Item 3); and

FOR ratification of the Company's independent registered public accounting firm (see Item 4); and

FOR the amendment and restatement of the 2008 Incentive Compensation Plan (see Item 5); and

FOR approval of the compensation of the Company’s NEOs (see Item 6); and

In favor of EVERY YEAR as the frequency of an advisory vote on the Company’s NEO compensation (see Item 7).

Unless you give other instructions, the persons named as proxies will vote FOR Items 1,2, 3, 4, 5 and 6 and EVERY YEAR for Item 7.

What if other matters come up at the annual meeting?

To our knowledge, the matters described in this proxy statement are the only matters that will be subject to a vote at the annual meeting. If other matters are properly presented, the persons appointed as proxies will vote your shares on those other matters in accordance with their best judgment.

May I change my vote after I appoint a proxy?

Yes, you may change your vote by revoking your proxy. You may revoke your proxy by:

•	submitting a new proxy;

•	giving written notice before the annual meeting to the Company’s Secretary stating that you are revoking your previous proxy;

•	revoking your proxy in the same manner you initially submitted it – by Internet, the telephone or mail; or

•	attending the annual meeting and voting your shares in person.

If you decide to vote your shares in person, we prefer that you first revoke your prior proxy in the same way you initially submitted it – that is, by Internet, the telephone or mail. The presence at the annual meeting of a shareholder who has made an effective proxy appointment does not, by itself, constitute a revocation of a proxy appointment.

How are votes counted?

A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

Voting on the Election of Directors (Item 1)

Directors in an uncontested election are elected by a majority of the votes cast by holders of shares of the Company’s common stock entitled to vote in the election at a shareholder meeting at which a quorum is present. Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Ratification of the Appointment of Directors (Items 2 and 3)

Ratification of these proposals requires the affirmative vote of a majority of votes cast on the proposals, provided a quorum is present. Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Voting on the Ratification of Independent Registered Public Accounting Firm (Item 4)

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided a quorum is present. Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Voting on the Amendment and Restatement of the 2008 Incentive Compensation Plan (Item 5)

Approval of this proposal requires the affirmative vote of a majority of the votes cast thereon, provided that, pursuant to the NYSE’s stockholder approval policy, the total votes cast on the proposal represent over 50% of the shares entitled to vote on the proposal. In addition, under the NYSE’s interpretations of its stockholder approval policies, abstentions will have the same effect as votes against the proposal and broker non−votes are considered shares entitled to vote but as to which votes were not cast.

Advisory Vote on NEO Compensation (Item 6)

Approval of the advisory resolution on the Company’s NEO compensation policies and procedures for its NEOs requires that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast.

Advisory Vote on the Frequency of the Shareholder Advisory Vote on the Company’s NEO Compensation (Item 7)

The advisory vote to determine whether the advisory shareholder vote on executive compensation should occur every one, two or three years is a plurality vote. The Company will consider shareholders to have expressed an advisory vote for the frequency that receives the most votes.

Who will count the votes?

Broadridge Financial Solutions, Inc., an independent tabulator, will count the votes under the supervision of the Inspectors of Election appointed by the Board of Directors.

Shareholder Proposals for 2012 Annual Meeting

Shareholder proposals for the 2012 Annual Meeting of Shareholders of the Company must be received no later than February 29, 2012 at the Company's principal executive office, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552, directed to the attention of the Company’s Secretary, in order to be considered for inclusion in next year's annual meeting proxy material under the proxy rules of the SEC. Written notice of shareholder proposals and director nominations for the 2012 Annual Meeting of Shareholders of the Company that are not intended to be considered for inclusion in next year's annual meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received no earlier than April 19, 2012 and no later than May 14, 2012 at such offices, directed to the attention of the Company’s Secretary and must be submitted in accordance with the requirements of the Bylaws of the Company.

Who pays for this proxy solicitation?

Modine pays for the proxy solicitation. Directors, officers and employees of Modine, who will receive no additional compensation for their services, may solicit proxies in person or by mail, telephone, facsimile transmission or other means. Modine has retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to assist in such solicitation for a fee of $7,500, plus expenses, for its services. Brokers, banks, nominees, fiduciaries and other custodians will be requested to solicit beneficial owners of shares and will be reimbursed for their expenses.

How may I help reduce mailing costs?

Eligible shareholders who have more than one account in their name or the same address as other shareholders may authorize us to discontinue mailings of multiple annual reports and proxy statements. Most shareholders can also view future annual reports and proxy statements on the Internet rather than receiving paper copies in the mail. See the next two questions and answers and your proxy card for more information.

Are proxy materials and the annual report available electronically?

Yes, they are available at www.proxyvote.com and on our website, www.modine.com. In addition, shareholders may elect to view future proxy statements and annual reports on the Internet instead of receiving paper copies in the mail. If you are a shareholder of record, you may choose this option and save us the cost of producing and mailing these documents by following the instructions provided on the proxy card to vote on the Internet. On the referenced website, you will be given instructions to choose to receive future proxy statements and annual reports electronically. If you hold your stock in street name, please refer to the information provided by the party in whose name the shares are held for instructions on how to elect to view future proxy statements and annual reports on the Internet.
What happens if multiple shareholders share the same address?

We have adopted a procedure called "householding," so we are sending only one proxy statement to shareholders with the same last name at a single address, unless we have received instructions to do otherwise. Householding reduces our printing and postage costs. If a shareholder of record wishes to receive a separate copy of a proxy statement or annual report in the future, he or she may provide written notice to the Company’s Secretary, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, WI 53403-2552, or oral notice by calling 262-636-1517 and tell us so. Upon written or oral request, the Company will promptly send a copy of either document.

Shareholders of record sharing the same address and receiving multiple copies of the annual report and proxy statement may request householding by contacting us in the same manner. If you own your shares in street name, you may request householding by contacting the entity in whose name the shares are held.

The foregoing notice and Proxy Statement are sent by order of the Board of Directors.

Margaret C. Kelsey,
Vice President – Corporate Development,
General Counsel and Secretary

June 28, 2011

The Company will provide to any shareholder, without charge, upon written request of such shareholder, a copy of the Company's Form 10-K (without exhibits). Such requests should be addressed to: Director of Investor Relations, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin, 53403-2552. A copy of the Company's Form 10-K is available on our website, www.modine.com.

Appendix A

MODINE MANUFACTURING COMPANY
2008 INCENTIVE COMPENSATION PLAN

Amended and Restated Effective May 18, 2011

I.	INTRODUCTION.

1.01          Purpose. The Modine Manufacturing Company 2008 Incentive Compensation Plan (the "Plan") is intended to provide incentives that will attract and retain the best available (a) non-employee directors of Modine Manufacturing Company (the “Company”) and (b) employees of the Company or any Subsidiary that now exists or hereafter is organized or acquired by the Company, provide additional incentive to such persons and promote the success and growth of the Company. These purposes may be achieved through the grant of options to purchase Common Stock, the grant of Stock Appreciation Rights, the grant of Restricted Stock Awards, the grant of Performance Stock Awards, the grant of Phantom Stock Awards and the grant of Cash Bonus Awards, as described below.

1.02          Effective Date. The effective date of the Plan, shall be July 17, 2008, subject to the approval of the Plan by shareholders of the Company at the 2008 Annual Meeting of Shareholders (the “Effective Date”). The Board amended the Plan on May 18, 2011, subject to the approval of the shareholders of the Company at the 2011 Annual Meeting of Shareholders.

II.	DEFINITIONS.

2.01          "Affiliate" or "Associate" shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as it may be amended from time to time.

2.02          “Award” means an Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock Award, Performance Stock Award, Phantom Stock Award or Cash Bonus Award, as appropriate.

2.03          “Award Agreement” means the agreement between the Company and the Grantee specifying the terms and conditions as described thereunder.

2.04          “Board” means the Board of Directors of the Company.

2.05          “Cash Bonus Award” means a cash award under Article X of the Plan.

2.06          “Cause” shall be deemed to exist if, and only if: (a) Grantee engages in an act of dishonesty constituting a felony that results or is intended to result directly or indirectly in gain or personal enrichment at the expense of the Company; (b) Grantee discloses confidential information of the Company that results in a demonstrable material injury to the Company; or (c) Grantee has engaged in a willful and continued failure to perform substantially the Grantee’s duties on behalf of the Company.

2.07          “Change in Control” shall be deemed to take place on the occurrence of any of the following events: (a) the effective time of (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding capital stock of the Company entitled to vote in elections of directors (the “Voting Power”) of the Company immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any Affiliate or Associate thereof) hold less than 50% of the Voting Power of the surviving or resulting corporation, or (ii) a transfer of 30% of the Voting Power, or a majority of the Company's consolidated assets, other than to an entity of which the Company owns at least 50% of the Voting Power; or (b) during any period of 24 months, the persons who at the beginning of such 24-month period were directors of the Company cease for any reason to constitute at least a majority of the Board.

2.08          “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

2.09          “Committee” means the committee described in Article IV or the person or persons to whom the committee has delegated its power and responsibilities under Article IV.

2.10          “Common Stock” or “Stock” means the common stock of the Company having a par value of $0.625 per share.

2.11          “Company” means Modine Manufacturing Company, a Wisconsin corporation.

2.12          “Fair Market Value” means, as of any date of determination, (a) the closing sale price of a share of Stock on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of Stock are traded or quoted at the relevant time), or (b) if no such sale shall have been made on that day, on the last preceding day on which there was such a sale. If such Stock is not then listed or quoted as referenced above, Fair Market Value shall be an amount determined in good faith by the Committee.

2.13          “Grant Date” means the date on which an Award is deemed granted, which shall be the date on which the Committee authorizes the Award or such later date as the Committee shall determine in its sole discretion.

2.14          “Grantee” means an individual who has been granted an Award.

2.15          “Incentive Stock Option” or “ISO” means an option that is intended to meet the requirements of Section 422 of the Code and regulations thereunder.

2.16          “Non-Qualified Stock Option” or “NSO” means an option other than an Incentive Stock Option.

2.17          “Option” means an Incentive Stock Option or Non-Qualified Stock Option, as appropriate.

2.18          “Performance Goal” means a performance goal established by the Committee at the time of the grant of an Award (or, where applicable, on or before the latest date permissible to enable an Award to qualify as “performance-based compensation” under Section 162(m) of the Code) that is based on the attainment of goals relating to one or more of the following business criteria measured on an absolute basis or in terms of growth or reduction:

(a)	earnings per share;
(b)	net earnings or income (pre-tax or after-tax and with adjustments as stipulated);
(c)	return measures (including but not limited to return on assets employed, equity, average capital employed, capital employed, assets, tangible book value, sales);
(d)	operating income;
(e)	earnings before interest, taxes, depreciation and amortization (“EBITDA”);
(f)	loss ratio;
(g)	expense ratio;
(h)	stock price (including, but not limited to, growth measures and total shareholder return) ;
(i)	economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital);
(j)	economic profit;
(k)	net sales or revenue growth;
(l)	gross profit;
(m)	operating expense ratios;
(n)	operating expense targets;
(o)	productivity ratios;
(p)	gross or operating margins;
(q)	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(r)	working capital;
(s)	capital expenditures;
(t)	debt to equity ratio / debt levels;
(u)	employee retention / attrition;
(v)	safety;
(w)	inventory control / efficiency; and
(x)	such other subjective or objective performance goals, including individual goals that it deems appropriate.

The Committee may determine the achievement of any of the above Performance Goals with or without regard to any of the following events that occurs during the performance period applicable to an Award subject to a Performance Goal: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in FASB Accounting Standards Codification 225-20 – Extraordinary and Unusual Items and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses, each as set forth by the Committee at the time of the grant (or, where applicable, on or before the latest date permissible to enable the Performance Share Units to qualify as “performance-based compensation under Section 162(m) of the Code and as specified in the Award Agreement. Awards that are subject to a Performance Goal and that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code may not be adjusted upward. The Committee shall retain the discretion to adjust Awards that are subject to a Performance Goal downward, either on a formula or discretionary basis or any combination, as the Committee determines.

2.19          “Performance Stock Award” means an Award under Article VIII of the Plan, that is conditioned upon the satisfaction of one or more pre-established Performance Goals.

2.20          “Phantom Stock Award” means the right to receive in cash the Fair Market Value of a share of Common Stock under Article IX of the Plan.

2.21          “Plan” means the Modine Manufacturing Company 2008 Incentive Compensation Plan as set forth herein, as it may be amended from time to time.

2.22          “Restricted Stock Award” means a restricted stock award under Article VII of the Plan.

2.23          “Stock Appreciation Right” or “SAR” means the right to receive cash or shares of Common Stock based upon the excess of the Fair Market Value of one share of Common Stock on the date the SAR is exercised over the grant price (which shall be not less than the Fair Market Value of a share of Common Stock on the Grant Date).

2.24          “Subsidiary” means any corporation in which the Company or another entity qualifying as a Subsidiary within this definition owns 50% or more of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company or another entity qualifying as a Subsidiary within this definition owns 50% or more of the combined equity thereof.

III.	SHARES SUBJECT TO AWARD.

3.01            Share Limit. Subject to adjustment as provided in Section 3.02 below, the number of shares of Common Stock of the Company that may be issued under the Plan shall not exceed five million seven hundred fifty thousand (5,750,000) shares (the "Share Limit"); provided that no individual may be granted Awards covering, in the aggregate, more than three hundred twenty-five thousand (325,000) shares of Common Stock in any calendar year. Shares issued under the Plan may come from authorized but unissued shares, from treasury shares held by the Company, from shares purchased by the Company or an independent agent in the open market for such purpose, or from any combination of the foregoing. The Share Limit shall be subject to the following rules and adjustments:

(a)	Any shares of Common Stock subject to Options and SARs shall be counted against the Share Limit as one (1) share for every one share subject thereto.

(b)
With respect to SARs, when a stock settled SAR is exercised, the shares subject to an SAR grant agreement shall be counted against the shares available for issuance as one (1) share for every share subject thereto, regardless of the number of shares used to settle the SAR upon exercise.

(c)	Any shares of Common Stock subject to Awards other than Options and SARs shall be counted against the Share Limit as 1.5 shares for every one share issued.

(d)
If any Award granted under this Plan or any other equity incentive plan of the Company in existence on May 18, 2011 is canceled, terminates, expires, or lapses for any reason, any shares subject to such Award again shall be available for the grant of an Award under this Plan. Any Awards or portions thereof that is settled in cash and not in shares of Common Stock shall not be counted against the foregoing Share Limit.

(e)
For purposes of applying the annual individual limitation on shares subject to Awards granted during a calendar year, in connection with any grant of Performance Stock, the number of shares of Common Stock granted shall be based upon the maximum number of shares payable under such Performance Stock Award and shall be counted against the Share Limit as 1.5 shares for every one share issued.

3.02          Changes in Common Stock. If any stock dividend is declared upon the Common Stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Common Stock, resulting in a split or combination or exchange of shares, the Committee shall make or provide for such adjustment in the number of and class of shares that may be delivered under the Plan, and in the number and class of and/or price of shares subject to outstanding Awards as it may, in its discretion, deem to be equitable.

IV.	ADMINISTRATION.

4.01          Administration by the Committee. For purposes of the power to grant Awards to non-employee directors, the Committee shall consist of the entire Board, provided, however, that discretionary Awards to non-employee directors will be administered by the entire Board but without the participation of any members who at the time are not independent under the rules of the New York Stock Exchange. For other Plan purposes, the Plan shall be administered by a committee designated by the Board to administer the Plan and shall be the Officer Nomination and Compensation Committee of the Board. The Committee shall be constituted to permit the Plan to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended or any successor rule, and Section 162(m) of the Code. A majority of the members of the Committee shall constitute a quorum. The approval of such a quorum, expressed by a vote at a meeting held either in person or by conference telephone call, or the unanimous consent of all members in writing without a meeting, shall constitute the action of the Committee and shall be valid and effective for all purposes of the Plan.

4.02          Committee Powers. The Committee is empowered to adopt such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan. The Committee shall also have authority to interpret the Plan, and the decision of the Committee on any questions concerning the interpretation of the Plan shall be final and conclusive. The Committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. Subject to the provisions of the Plan, the Committee shall have full and final authority to:

(a)	designate the persons to whom Awards shall be granted;

(b)	grant Awards in such form and amount as the Committee shall determine;

(c)	impose such limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate;

(d)	waive in whole or in part any limitations, restrictions or conditions imposed upon any such Award as the Committee shall deem appropriate; and

(e)	modify, extend or renew any Award previously granted, provided that this provision shall not provide authority to reprice Awards to a lower exercise price.

4.03          No Repricing. Repricing of Options or SARs shall not be permitted without shareholder approval. For this purpose, a "repricing" means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option or SAR to lower its purchase or grant price; (B) any other action that is treated as a "repricing" under generally accepted accounting principles; and (C) repurchasing for cash or canceling an Option or SAR at a time when its purchase or grant price is greater than the Fair Market Value of the underlying stock in exchange for another Award, unless the cancellation and exchange occurs in connection with an event set forth in Section 3.02. Such cancellation and exchange would be considered a "repricing" regardless of whether it is treated as a "repricing" under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Grantee.

4.04          Delegation by Committee. The Committee may delegate all or any part of its responsibilities and powers to any executive officer or officers of the Company selected by it. Any such delegation may be revoked by the Board or by the Committee at any time.

V.	STOCK OPTIONS.

5.01          Granting of Stock Options. Options may be granted to non-employee directors of the Company and to officers and key employees of the Company and any of its Subsidiaries. In selecting the individuals to whom Options shall be granted, as well as in determining the number of Options granted, the Committee shall take into consideration such factors as it deems relevant pursuant to accomplishing the purposes of the Plan. A Grantee may, if he or she is otherwise eligible, be granted an additional Option or Options if the Committee shall so determine. Option grants under the Plan shall be evidenced by an Award Agreement in such form and containing such provisions as are consistent with the Plan as the Committee shall from time to time approve.

5.02          Type of Option. At the time each Option is granted, the Committee shall designate the Option as an Incentive Stock Option or a Non-Qualified Stock Option. Any Option designated as an Incentive Stock Option shall comply with the requirements of Section 422 of the Code, including the requirement that incentive stock options may only be granted to individuals who are employed by the Company, a parent or a Subsidiary corporation of the Company. If required by applicable tax rules regarding a particular grant, to the extent that the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of the shares with respect to which an Incentive Stock Option grant under this Plan (when aggregated, if appropriate, with shares subject to other Incentive Stock Option grants made before said grant under this Plan or another plan maintained by the Company or any ISO Group member (as defined in Section 422 of the Code)) is exercisable for the first time by an optionee during any calendar year exceeds $100,000 (or such other limit as is prescribed by the Code), such option grant shall be treated as a grant of Non-Qualified Stock Options pursuant to Code Section 422(d).

5.03          Option Terms. Each option grant Award Agreement shall specify the number of Incentive Stock Options and/or Non-Qualified Stock Options being granted; one option shall be deemed granted for each share of stock. In addition, each option grant Award Agreement shall specify the exercisability and/or vesting schedule of such options, if any. For Options granted on or after May 18, 2011, except as otherwise provided by the Committee, the Option shall vest over a three year period, with 25% of the Option vesting on the date of grant and 25% vesting on each annual anniversary after the date the Option is granted. No Option shall be exercisable in whole or in part more than ten years from the date it is granted.

5.04          Purchase Price. The purchase price for a share subject to Option shall not be less than 100% of the Fair Market Value of the share on the date the Option is granted, provided, however, the purchase price of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of such share on the date the Option is granted if the Grantee then owns (after the application of the family and other attribution rules of Section 424(d) or any successor rule of the Code) more than 10% of the total combined voting power of all classes of stock of the Company. The purchase price of the Common Stock covered by each Option shall be subject to adjustment as provided in Articles III and XI hereof.

5.05          Method of Exercise. An Option that has become exercisable may be exercised from time to time by written notice to the Company stating the number of shares being purchased and accompanied by the payment in full of the purchase price for such shares. The purchase price may be paid by any of the following methods, (a) by cash, (b) to the extent permitted under the particular grant Award Agreement, by transferring to the Company shares of stock of the Company at their Fair Market Value as of the date of exercise of the Option ("Delivered Stock"), (c) a combination of cash and Delivered Stock, or (d) such other forms or means which the Committee shall determine in its discretion and in such manner as is consistent with the Plan's purpose and applicable law. Notwithstanding the foregoing, the Company may arrange for or cooperate in permitting broker-assisted cashless exercise procedures.

5.06          Shareholder Rights. A Grantee shall not, by reason of any Options granted hereunder, have any rights of a shareholder of the Company with respect to the shares covered by Options until shares of Stock have been issued.

VI.	STOCK APPRECIATION RIGHTS.

6.01          Granting of SARs. The Committee may, in its discretion, grant SARs to non-employee directors of the Company and to officers and key employees of the Company and any of its Subsidiaries. SARs may be granted with respect to Options granted concurrently (tandem SARs) or on a standalone basis (standalone SARs).

6.02          SAR Terms. Each SAR grant shall be evidenced by an Award Agreement that shall specify the number of SARs granted, the grant price (which shall be not less than the Fair Market Value of a share of Common Stock on the Grant Date), the term of the SAR, and such other provisions as the Committee shall determine. For SARs granted on or after May 18, 2011, except as otherwise provided by the Committee, the SAR shall vest over a three year period, with 25% of the SAR vesting on the date of grant and 25% vesting on each annual anniversary after the date the SAR is granted. No SAR shall be exercisable in whole or in part more than ten years from the date it is granted.

6.03          Method of Exercise. An SAR that has become exercisable may be exercised by written notice to the Company stating the number of SARs being exercised.

6.04          Payment upon Exercise. Upon the exercise of SARs, the Grantee shall be entitled to receive an amount determined by multiplying (a) the difference obtained by subtracting the grant price from the Fair Market Value of a share of Common Stock on the date of exercise, by (b) the number of SARs exercised. At the discretion of the Committee, the payment upon the exercise of the SARs may be in cash, in shares of Common Stock of equivalent value (valued at the Fair Market Value of the Common Stock on the date of exercise), or in some combination thereof. The number of available shares under Section 3.01 shall not be affected by any cash payments.

6.05          Shareholder Rights. A Grantee shall not, by reason of any SARs granted hereunder, have any rights of a shareholder of the Company with respect to the shares covered by SARs until shares of Stock have been issued.

VII.	RESTRICTED STOCK AWARDS.

7.01          Administration. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the eligible persons to whom and the time or times at which grants of Restricted Stock will be made, the number of shares of restricted Common Stock to be awarded, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. The Committee may condition the grant of Restricted Stock upon the attainment of Performance Goals so that the grant qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code. The Committee may also condition the grant of Restricted Stock upon such other conditions, restrictions and contingencies as the Committee may determine. The provisions of Restricted Stock Awards need not be the same with respect to each recipient. Notwithstanding the foregoing, the Committee or the Board may grant shares of unrestricted stock to non-employee directors of the Company.

7.02          Registration. Any Restricted Stock Award granted hereunder may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock, such certificate shall be registered in the name of the Grantee and shall bear an appropriate legend (as determined by the Committee) referring to the terms, conditions and restrictions applicable to such Restricted Stock. In the event such Restricted Stock is issued in book-entry form, the depository and the Company’s transfer agent shall be provided with notice referring to the terms, conditions and restrictions applicable to such Restricted Stock, together with such stop-transfer instructions as the Committee deems appropriate.

7.03          Terms and Conditions. Restricted Stock Awards shall be subject to the following terms and conditions:

(a)	Until the applicable restrictions lapse or the conditions are satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock Award.

(b)
Except to the extent otherwise provided in the applicable Award Agreement and (c) below, the portion of the Award still subject to restriction shall be forfeited by the Grantee upon termination of a Grantee’s service for any reason. For Restricted Stock Awards granted on or after May 18, 2011, except as otherwise provided by the Committee, the Restricted Stock shall vest over a four year period, with 25% of the Restricted Stock Award vesting on each annual anniversary after the date of grant of the Award.

(c)
In the event of hardship, early retirement or other special circumstances of a Grantee whose employment is terminated (other than for cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to such Grantee’s shares of Restricted Stock.

(d)	If and when the applicable restrictions lapse, unlegended certificates for such shares shall be delivered to the Grantee.

(e)	Each Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award.

7.04          Rights as Shareholder. A Grantee receiving a Restricted Stock Award shall have all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Committee, cash dividends shall be automatically paid in cash and dividends payable in stock shall be paid in the form of additional Restricted Stock.

VIII.	PERFORMANCE STOCK AWARDS.

8.01          Administration. Performance Stock Awards entitle a Grantee to receive shares of Common Stock if predetermined conditions are satisfied. The Committee shall determine the eligible employees to whom and the time or times at which Performance Stock Awards will be made, the number of shares to be awarded, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. The Committee may condition the Performance Stock Award upon the attainment of Performance Goals so that the Award qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code. The Committee may also condition the Performance Stock Award upon such other conditions, restrictions and contingencies as the Committee may determine. The provisions of Performance Stock Awards need not be the same with respect to each recipient.

8.02          Terms and Conditions. Performance Stock Awards shall be subject to the following terms and conditions:

(a)	Until the applicable restrictions lapse or the conditions are satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Performance Stock Award.

(b)
Except to the extent otherwise provided in the applicable Award Agreement, the portion of the Award still subject to restriction may be forfeited by the Grantee upon termination of a Grantee’s service for any reason, at the discretion of the Committee.

(c)	If and when the applicable restrictions lapse, if any, unlegended certificates for such shares shall be delivered to the Grantee.

(d)	For Performance Stock Awards granted on or after May 18, 2011, the minimum performance period applicable to a Performance Goal will be one year.

(e)	Each Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award, if any.

8.03          Rights as Shareholder. A Grantee receiving a Performance Stock Award shall not be deemed the holder of any shares covered by the Award, or have any rights as a shareholder with respect thereto, until such shares are issued to him/her following the lapse of the applicable restrictions, if any.

IX.	PHANTOM STOCK AWARDS.

9.01          Administration. Phantom Stock Awards entitle a Grantee to receive cash payments based upon the Fair Market Value of shares of Common Stock if predetermined conditions are satisfied. The Committee shall determine the eligible employees to whom and the time or times at which Phantom Stock Awards will be made, the number of shares to be covered by the Award, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. The Committee may condition the grant of a Phantom Stock Award upon the attainment of Performance Goals so that the grant qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code. The Committee may also condition the grant of a Phantom Stock Award upon such other conditions, restrictions and contingencies as the Committee may determine. The provisions of Phantom Stock Awards need not be the same with respect to each recipient.

9.02          Terms and Conditions. Phantom Stock Awards shall be subject to the following terms and conditions:

(a)	Until the applicable restrictions lapse or the conditions are satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Phantom Stock Award.

(b)
Except to the extent otherwise provided in the applicable Award Agreement, the portion of the Award still subject to restriction shall be forfeited by the Grantee upon termination of a Grantee’s service for any reason.

(c)
If and when the applicable restrictions lapse, the Company shall pay to Grantee an amount equal to the Fair Market Value of a share of Common Stock multiplied by the number of shares covered by the Award for which the restrictions have then lapsed.

(d)	Each Award shall be confirmed by, and be subject to the terms of, an Award Agreement identifying the restrictions applicable to the Award.

9.03          Rights as Shareholder. A Grantee receiving a Phantom Stock Award shall not be deemed the holder of any shares covered by the Award, or have any rights as a shareholder with respect thereto.

X.	CASH BONUS AWARDS.

10.1          Administration. The Committee may establish Cash Bonus Awards either alone or in addition to other Awards granted under the Plan. The Committee shall determine the employees to whom and the time or times at which Cash Bonus Awards shall be granted, and the conditions upon which such Awards will be paid. The maximum Cash Bonus Award payable to an employee in any calendar year shall not exceed three million dollars ($3,000,000).

10.2          Terms and Conditions. Cash Bonus Awards shall be subject to the following terms and conditions:

(a)
A Cash Bonus Award under the Plan shall be paid solely on account of the attainment of one or more pre-established, objective Performance Goals. Performance Goals shall be based on one or more business criteria that apply to the individual, a business unit, or the Company as a whole. It is intended that any Performance Goal will be in a form that relates the bonus to an increase in the value of the Company to its shareholders.

(b)
Performance Goals shall be established in writing by the Committee not later than 90 days after the commencement of the period of service to which the Performance Goal relates The pre-established Performance Goal must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to any employee if the goal is attained.

(c)	Following the close of the performance period, the Committee shall determine whether the Performance Goal was achieved, in whole or in part, and determine the amount payable to each employee.

10.3          Non-Exclusivity. This Plan does not limit the authority of the Company, the Board or the Committee, or any Subsidiary to award bonuses or authorize any other compensation to any person.

XI.	EFFECT OF CORPORATE TRANSACTIONS.

11.01        Merger, Consolidation or Reorganization. In the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation or a merger, consolidation or reorganization involving the Company in which the Common Stock ceases to be publicly traded, the Committee shall, subject to the approval of the Board, or the board of directors of any corporation assuming the obligations of the Company hereunder, take action regarding each outstanding and unexercised Award pursuant to either clause (a) or (b) below:

(a)
Appropriate provision may be made for the protection of such Award by the substitution on an equitable basis of appropriate shares of the surviving or related corporation, provided that the excess of the aggregate Fair Market Value of the shares subject to such Award immediately before such substitution over the exercise price thereof, if any, is not more than the excess of the aggregate fair market value of the substituted shares made subject to Award immediately after such substitution over the exercise price thereof, if any; or

(b)
The Committee may cancel such Award. In the event any Option or SAR is canceled, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the Grantee an amount of cash (less normal withholding taxes) equal to the excess of (i) the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Company Stock as a result of such event over (ii) the exercise price of such option or the grant price of the SAR, multiplied by the number of shares subject to such Award (including any unvested portion). In the event any other Award is canceled, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the Grantee an amount of cash or stock, as determined by the Committee, based upon the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Company Stock as a result of such event (including payment for any unvested portion). No payment shall be made to a Grantee for any Option or SAR if the purchase or grant price for such Option or SAR exceeds the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Company Stock as a result of such event. Unless the particular Award Agreement provides otherwise, determination of any payment under this Section 11.01(b) for an Award that is subject to a Performance Goal shall be based upon achievement at the target level of performance.

This Section 11.01 shall not apply to any Cash Bonus Awards established under Article X of this Plan.

11.02        Change in Control. Notwithstanding any provision in this Plan to the contrary, unless the particular Award Agreement provides otherwise or except where a Grantee’s entitlement to an Award is subject to a Performance Goal, upon a Grantee’s involuntary termination of employment or service without Cause within one year following a Change in Control, all Awards (including those that are assumed or were substituted or converted in accordance with Section 11.01(a)) will become fully vested, and, for Options and SARs, immediately exercisable. In the case of an Award under which a Grantee’s entitlement to the Award is subject to the achievement of a Performance Goal, unless the particular Award Agreement provides otherwise, upon the occurrence of a Change in Control, the Grantee shall be deemed to have satisfied the Performance Goal at the target level of performance and such Award shall continue to vest based on the time-based service vesting criteria, if any, to which the Award is subject. For Awards described in the preceding sentence that are assumed or maintained by the acquiring or surviving company following a Change in Control, unless the particular Award Agreement provides otherwise, upon a Grantee’s involuntary termination of employment or service without Cause within one year following a Change in Control, the time-based service vesting criteria shall be deemed satisfied at the time of such termination.

This Section 11.02 shall not apply to any Cash Bonus Awards established under Article X of this Plan.

XII.	MISCELLANEOUS.

12.01        Withholding. The Company shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock or the payment of Performance Stock, Grantees may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

12.02        No Employment or Retention Agreement Intended. Neither the establishment of, nor the awarding of Awards under this Plan shall be construed to create a contract of employment or service between any Grantee and the Company or its Subsidiaries; it does not give any Grantee the right to continued service in any capacity with the Company or its Subsidiaries or limit in any way the right of the Company or its Subsidiaries to discharge any Grantee at any time and without notice, with or without cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Company’s right to establish, modify, amend or terminate any profit sharing or retirement plans.

12.03        Non-transferability of Awards. Any Award granted hereunder shall, by its terms, be non-transferable by a Grantee other than by will or the laws of descent and shall be exercisable during the Grantee’s lifetime solely by the Grantee or the Grantee’s duly appointed guardian or personal representative. Notwithstanding the foregoing, the Committee may permit a Grantee to transfer a Non-Qualified Stock Option or SAR to a family member or a trust or partnership for the benefit of a family member, in accordance with rules established by the Committee.

12.04        Forfeiture of Awards or Amounts Paid Under the Plan. The Company shall have the power and the right to require any Grantee to forfeit and return to the Company any Award made to the Grantee or proceeds realized thereon pursuant to this Plan consistent with any recoupment policy maintained by the Company under applicable law, as such policy is amended from time to time.

12.05        Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Grantee to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Grantee to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares.

12.06        Dissolution or Liquidation. Upon the dissolution or liquidation of the Company, any outstanding Awards theretofore granted under this Plan shall be deemed canceled.

12.07        Controlling Law. The law of the State of Wisconsin, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan.

12.08        Termination and Amendment of the Plan. The Plan will expire ten (10) years after the Effective Date, solely with respect to the granting of Incentive Stock Options or such later date as may be permitted by the Code for Incentive Stock Options. The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall (a) impair without the Grantee’s consent any Award theretofore granted under the Plan or (b) be made without shareholder approval where such approval would be required as a condition of compliance with the Code or other applicable laws or regulatory requirements. Absent shareholder approval, neither the Committee nor the Board shall have any authority, with or without the consent of a Grantee, to “reprice” an Award after the date of its initial grant with a lower exercise price in substitution for the original exercise price.

Appendix B

Modine Manufacturing Company

ANNUAL MEETING OF SHAREHOLDERS

Rules of Conduct

In order to conduct an orderly and constructive meeting of shareholders in a manner that is fair to the interests of all shareholders, and give all shareholders present a reasonable opportunity to be heard, the 2011 Annual Meeting of Shareholders will be conducted in accordance with the following rules and procedures:

1.
You need not vote at this meeting if you have already voted by proxy and have not revoked your proxy. If you have previously voted but wish to change your vote, or if you have not yet voted, you may request a ballot from the inspector of election and vote before the polls close.

2.
Subject to the discretion of the Chairman, the business of the meeting will be taken up in the order on the agenda. When an item on the agenda is before the meeting, questions or comments should be confined to that item.

3.
Only shareholders eligible to vote at the meeting (or holders of their proxies) may speak at the meeting. Shareholders should not address the meeting until recognized by the Chairman of the meeting. Shareholders eligible to vote who wish to address the meeting, should rise and wait to be recognized. Once recognized, shareholders (or proxy holders) should state their name and, if applicable, the name of any shareholder they represent.

4.	Each speaker shall be limited to 3 minutes on a particular subject. Once a shareholder has spoken on a subject, that shareholder should give other shareholders the opportunity to speak.

5.
Shareholders will be recognized on a rotation basis, and their questions or remarks must be relevant to the meeting, pertinent to matters properly before the meeting, and briefly stated. The meeting is not to be used as a forum to present views that are not directly related to the business before the meeting.

6.	Questions and comments unrelated to agenda items should be held for discussion after the conclusion of the formal meeting.

7.	Individual matters, not of concern to all shareholders generally, such as personal grievances, are not appropriate matters for general discussion.

8.	The use of cameras or sound recording equipment is prohibited, except those employed by the corporation, if any, to provide a record of the proceedings.

B-1

Notice
of Meeting
and Proxy
Statement

2011	Annual Meeting of Shareholders

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 20, 2011. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
MODINE MANUFACTURING COMPANY C/O CORPORATE SECRETARY 1500 DEKOVEN AVENUE RACINE, WI 53403
If you would like to reduce the costs incurred by Modine Manufacturing Company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 20, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by phone or Internet, please do not mail your proxy card.

 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M37151-P14898 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY MODINE MANUFACTURING COMPANY The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors Nominees: For Against Abstain 1a. David J. Anderson 0 0 0 For Against Abstain 1b. Larry O. Moore 0 0 0 5. Approve the amendment and restatement of the 2008 Incentive Compensation Plan. 0 0 0 1c. Marsha C. Williams 0 0 0 6. Advisory vote on the Company's executive 0 0 0 compensation. 2. Ratify the appointment of Mary Petrovich to 0 the Board of Directors. 3. Ratify the appointment of Dr. Suresh Garimella 0 to the Board of Directors. 0 0 0 0 The Board of Directors recommends you vote 1 year on the following proposal: 1 Year 2 Years 3 Years Abstain 4. Ratify the appointment of PricewaterhouseCoopers 0 LLP as Independent Registered Public Accounting Firm. 0 0 7. Advisory vote on the frequency of advisory vote on the Company's executive compensation. 0 0 0 0 NOTE: This Proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted FOR the election of ALL nominees listed above, FOR Items 2 through 6, and 1 YEAR for Item 7. For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend the 2011 Annual Meeting of Shareholders. 0 Yes No 0 0 Please sign exactly as your name(s) appear(s) on the proxy card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on July 21, 2011 – the Notice and Proxy Statement and 2011 Annual Report on Form 10-K are available at www.proxyvote.com and www.modine.com.

M37152-P14898 ANNUAL MEETING OF SHAREHOLDERS Thursday, July 21, 2011 9:00 a.m. CDT This proxy is solicited on behalf of the Board of Directors. If you consented to access your proxy information electronically, you may view it by going to the Modine Manufacturing Company website, www.modine.com. The undersigned hereby appoints Robert R. Kampstra and Margaret ("Peggy") C. Kelsey, or either of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the 2011 Annual Meeting of Shareholders of Modine Manufacturing Company to be held at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, WI 53202 on July 21, 2011 at 9:00 a.m. CDT, and at any adjournment(s) thereof, and to vote all shares of common stock that the undersigned may be entitled to vote at said meeting as directed with respect to the matters as set forth in the Proxy Statement. If any other business should properly come before the meeting and/or at any adjournment(s) thereof, the shares represented by the proxy and voting instructions solicited thereby may be discretionarily voted on such business in accordance with the best judgment of the proxy holders. Modine 401(k) Retirement Savings Plans-Voting Instructions to Trustee, Marshall & Ilsley Trust Company N.A., for the Annual Meeting of Shareholders. If you are a participant in the Modine 401(k) Salaried Retirement Savings Plan or the Modine 401(k) Hourly Retirement Savings Plan, you have the right to give instructions to the Trustee as to the voting of shares of Modine Manufacturing Company common stock held in the plan account. The voting of those shares will occur at the 2011 Annual Meeting of Shareholders or at any adjournment(s) thereof. In this regard, please indicate your voting choices on the card, sign and date it, and return this card promptly in the enclosed postage-paid envelope or follow the instructions to record your vote by telephone or Internet. If your instructions are not received at least five days prior to the meeting, or if you do not respond, shares held in an account for which a proxy is not received will generally be voted by the Trustee, Marshall & Ilsley Trust Company N.A., in the same proportion that all shares in the plan for which voting instructions have been received are voted although it may do otherwise in its discretion. Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD. Continued and to be signed on reverse side.